UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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THE HANOVER INSURANCE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Hanover Insurance Group® Notice of Annual Meeting and Proxy Statement ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2023

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from Cynthia L. Egan, Chair of our Board, and John C. Roche, our President and Chief Executive Officer

March 24, 2023

TO OUR FELLOW SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 9, 2023, at 9:00 a.m. Eastern time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. This Proxy Statement also describes the corporate governance policies and practices that guide the Board’s oversight of the Company’s business, risks, conduct, and environmental, social and governance considerations for the long-term benefit of our stakeholders. The Board, on behalf of our shareholders, is actively engaged in the governance, audit, compensation and other matters addressed in this Proxy Statement.

Your vote is important to us. We hope you will vote as soon as possible. Please review the instructions concerning each of your voting options described in this Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

On behalf of the Board of Directors, the executive leadership team and all our employees, we would like to thank you for your investment and continued support of The Hanover Insurance Group.

Sincerely,

Cynthia L. Egan Chair of the Board of Directors and Independent Presiding Director	John C. Roche President, Chief Executive Officer and Director

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2023

To the Shareholders of The Hanover Insurance Group, Inc.:

Set forth below are details regarding the 2023 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Our principal executive office and corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653

DATE AND TIME: Tuesday, May 9, 2023, at 9:00 a.m. Eastern time

ITEMS OF BUSINESS: 1.  The election of three individuals to the Board of Directors; 2.  Approval of the 2023 Employee Stock Purchase Plan; 3.  The advisory approval of the Company's executive compensation; 4.  Advisory vote on the frequency of holding an advisory vote on executive compensation; 5. The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2023; and 6.  Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE: The Board of Directors has fixed March 17, 2023 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

Worcester, Massachusetts

March 24, 2023

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote at the meeting, you may do so.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote at the meeting, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2023: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights some of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1 – 6) Meeting: Annual Meeting of Shareholders Date: Tuesday, May 9, 2023 Time: 9:00 a.m. Eastern time Location: 440 Lincoln Street, Worcester, MA 01653 Record Date: March 17, 2023 Common Stock Outstanding: 35,720,687 shares Voting: One vote per share of Common Stock Registrar & Transfer Agent: Computershare Limited Corporate Website: www.hanover.com Investor Relations: www.hanover.com – under “Investors” Annual Report: www.hanover.com – under “Investors – Annual reports” Corporate Responsibility Website: www.hanover.com – under “Why The Hanover – Our corporate commitment” EXECUTIVE COMPENSATION (see pages 30 – 62) 2022 Company Highlights: Net income of $116.0 million Combined ratio of 99.8% Net premiums written increased 9.7% Increased ordinary quarterly dividend by 8% Principal Components of Executive Compensation: Annual base salary Short-term incentive comp. Long-term incentive comp. Significant Compensation Practices: Multi-year vesting for long-term awards Significant stock ownership requirements for directors/executive officers “Double trigger” for change in control benefits under the Employment Continuity Plan Clawback policy Prohibition on pledging/hedging Company stock Limited perquisites Cap on payouts under variable incentive compensation programs No “280G tax gross ups” for payments to executive officers History of not re-pricing stock options CORPORATE GOVERNANCE (see pages 7 – 21) Director Nominees: (each for a three-year term expiring in 2026) Francisco A. Aristeguieta – Independent; Jane D. Carlin – Independent; and Elizabeth A. Ward – Independent. Director Election Standard: Majority of votes cast Current Board Composition: 13 members (12 independent) Board Meetings in 2022: 5 Standing Board Committees (Meetings in 2022): Committee of Independent Directors (5); Audit (13); Compensation and Human Capital (7); Nominating and Corporate Governance (8) Board Leadership: Separate CEO and Chair Board Communications: Mail: The Hanover Insurance Group, Inc. Board of Directors, Attn: Corporate Secretary 440 Lincoln Street, Worcester, MA 01653 Web: www.HanoverAlertLine.com Phone: 1-800-533-2547 Code of Conduct: www.hanover.com under “Why The Hanover—Our governance—Company policies—Code of conduct policy” MATTERS TO BE VOTED ON Agenda Item Board Recommendation See Page(s) 1. Election of three director nominees FOR each nominee 22 2. Approval of the 2023 Employee Stock Purchase Plan FOR 23-25 3. Advisory vote on executive compensation FOR 26 4. Advisory vote on the frequency of holding an advisory vote on executive compensation Every ONE Year 27 5. Ratification of the appointment of PwC as our independent, registered public accounting firm for 2023 FOR 28-29

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 24, 2023 via the Internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 9, 2023 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you how to access the proxy materials via the Internet. The Notice also instructs you how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2022 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of three directors;
•	approval of The Hanover Insurance Group 2023 Employee Stock Purchase Plan (the “2023 ESPP”);
•	advisory approval of the Company’s executive compensation;
•	advisory vote on the frequency of holding an advisory vote on executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2023.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management and the Board will respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 17, 2023 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, the Internet, or electronic or facsimile transmission. The Company will pay the cost of soliciting proxies on the Board’s behalf, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends you vote your shares “FOR” the election of each Board nominee, for every “ONE” year for the frequency of holding advisory votes on executive compensation, and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 35,720,687 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present either in person or by proxy to constitute a quorum. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes also will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2023.

How do I vote? You may either attend and vote at the Annual Meeting, or vote by proxy without attending the Meeting.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     1

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, neither the Board nor management is aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person at the Meeting regardless of whether the shareholder previously delivered a proxy. Shares held beneficially in street name may be voted in person at the Meeting only if you obtain and bring to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Approval of the 2023 ESPP	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
4. Advisory vote on the frequency of holding an advisory vote on executive compensation

The affirmative vote of a majority of the votes properly cast (in person or by proxy).  If none of the three frequency options receives the vote of the holders of a majority of the votes properly cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
5. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2023	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     2

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

How do participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) vote their shares? ESPP participants who retain their issued shares are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions. ESPP participants’ voting instructions are kept confidential by the administrator of the ESPP.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders of record as of the Record Date and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide proof of their share ownership as of the Record Date.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     3

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 10, 2023 by (i) each director of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†	Percent of Class

Francisco A. Aristeguieta	868	*
Kevin J. Bradicich	5,907	*
Theodore H. Bunting, Jr.	2,846	*
Jane D. Carlin	— (1)	*
J. Paul Condrin III	2,167 (2)	*
Cynthia L. Egan	10,394	*
Jeffrey M. Farber	139,178 (3)	*
Martin P. Hughes	4,843	*
Dennis F. Kerrigan	17,022 (4)	*
Wendell J. Knox	31,202 (5)	*
Kathleen S. Lane	1,884 (6)	*
Richard W. Lavey	127,786 (7)	*
Joseph R. Ramrath	29,645 (2)	*
John C. Roche	369,870 (8)	1.0%
Bryan J. Salvatore	78,848 (9)	*
Harriett “Tee” Taggart	14,577 (2)	*
Elizabeth A. Ward	798	*
Current directors and executive officers, as a group (20 persons)	857,663 (10)	2.4%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Some directors have deferred receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Principal Trust Company. As of March 10, 2023, the Rabbi Trust held 11,268 shares of Common Stock pursuant to deferrals by directors. In accordance with regulations prescribed by the SEC, and even though such director has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Excludes 5,929 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(2)	Shares voting and investment power with spouse.
(3)	Includes 64,751 shares underlying options exercisable within 60 days of March 10, 2023. Mr. Farber shares voting and investment power with his wife with respect to 7,500 shares.
(4)	Includes 14,435 shares underlying options exercisable within 60 days of March 10, 2023.
(5)	Excludes 1,926 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(6)	Excludes 3,413 shares held by the Rabbi Trust, the receipt of which Ms. Lane has deferred.
(7)	Includes 100,605 shares underlying options exercisable within 60 days of March 10, 2023.
(8)	Includes 293,898 shares underlying options exercisable within 60 days of March 10, 2023 and 7,652 shares held by his spouse.
(9)	Includes 63,068 shares underlying options exercisable within 60 days of March 10, 2023.
(10)	Includes 552,970 shares underlying options exercisable within 60 days of March 10, 2023. Excludes 11,268 shares held by the Rabbi Trust. See footnotes 1-9 above.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     4

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO, and each of our other executive officers should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO (as well as each executive officer) should achieve and maintain an ownership level with a value equal to at least two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright by the officer and by immediate family members residing in the same household, whether held individually or jointly by the officer or the immediate family member, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target), shares held in estate planning vehicles of the officer, and any shares that have been earned but the payment of which has been deferred. Regardless of their vesting status, shares subject to unexercised stock options are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 10, 2023, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($129.61 per share, the closing price of our Common Stock on March 10, 2023), or if higher, the value of the shares on the date of acquisition.

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	145,763	17.6
Jeffrey M. Farber	2016	103,609	18.5
Richard W. Lavey	2004	42,316	8.3
Bryan J. Salvatore	2017	29,332	6.2
Dennis F. Kerrigan	2020	12,348	2.9

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). The guidelines credit directors for shares held outright by the director and by his or her immediate family members residing in the same household, whether held individually or jointly by the director or the immediate family member, and shares held in estate planning vehicles of the director. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 10, 2023, each director’s share ownership as a multiple of the value of the current annual stock retainer ($135,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($129.61 per share, the closing price of our Common Stock on March 10, 2023), or if higher, the value of the shares on the date of acquisition.

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Francisco A. Aristeguieta	2022	868	0.9
Kevin J. Bradicich	2018	5,907	5.8
Theodore H. Bunting, Jr.	2020	2,846	2.9
Jane D. Carlin	2016	5,929	5.7
J. Paul Condrin III	2021	2,167	2.2
Cynthia L. Egan	2015	10,394	10.1
Martin P. Hughes	2020	4,843	4.8
Wendell J. Knox	1999	33,128	32.0
Kathleen S. Lane	2018	5,297	5.2
Joseph R. Ramrath	2004	29,645	28.6
Harriett “Tee” Taggart	2009	14,577	14.1
Elizabeth A. Ward	2022	798	0.8

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     5

Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 10, 2023.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

The Vanguard Group	3,712,029 (1)	10.4%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,337,724 (2)	9.3%
55 East 52nd Street
New York, NY 10055

(1)

Based on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group that reported sole voting power with respect to zero shares, sole dispositive power with respect to 3,663,590 shares, shared voting power with respect to 13,374 shares and shared dispositive power with respect to 48,439 shares as of December 30, 2022.

(2)

Based on a Schedule 13G/A filed on January 24, 2023 by BlackRock, Inc. that reported sole voting power with respect to 3,245,883 shares and sole dispositive power with respect to 3,337,724 shares as of December 31, 2022. The 13G/A also reported that its subsidiary, BlackRock Fund Advisors, beneficially owned five percent or greater of the Company’s Common Stock as of December 31, 2022.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     6

CORPORATE GOVERNANCE

The Board has long been focused on and committed to responsible and effective corporate governance in order to promote sustainable, long-term shareholder value. The following section: (i) identifies our continuing directors and director nominees, highlights their qualifications, and provides a snapshot of Board expertise, diversity and tenure on an aggregate basis; (ii) describes the Board’s independence from management and its leadership structure; (iii) outlines the standing Board committees and their oversight responsibilities; and (iv) highlights other key aspects of our corporate governance, including the Board’s oversight of key environmental, social and governance (“ESG”) topics.

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “Why The Hanover - Our governance - Corporate governance guidelines.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Information on our website is not part of, or incorporated into, this Proxy Statement.

There are three nominees for election to the Board this year.  Mr. Aristeguieta and Mses. Carlin and Ward are each being nominated to serve for a three-year term expiring in 2026. Ms. Carlin has served as a director since 2016.  Mr. Aristeguieta, who was elected to the Board in June 2022, and Ms. Ward who was elected to the Board in July 2022, were each identified as potential director candidates and presented to the NCGC and the Board by a third-party recruiting firm, which was engaged by the NCGC to assist the NCGC in (i) identifying director candidates that meet the Company’s Director Qualifications set forth below, (ii) coordinating interviews with those qualified candidates selected by the NCGC for further consideration, and (iii) completing the due diligence work of the NCGC, as needed.  Once identified as candidates, the NCGC evaluated Mr. Aristeguieta and Ms. Ward following the process described below under “Consideration of Director Nominees” on page 17 and recommended that each be elected to the Board.

Mr. Knox and Ms. Taggart have, or will have by the Annual Meeting, reached the mandatory retirement age under the Company’s director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. The Board has voted to reduce the size of the Board to 11 members, effective immediately following the Annual Meeting and the retirement of Mr. Knox and Ms. Taggart.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below. Following the individual director descriptions, we have provided the current key competencies, diversity profile of the Board on an aggregate basis, and Board tenure and refreshment in the section titled “Board Profile and Diversity” beginning on page 11. For a description of the skill set that the Board seeks in a director and how the individual and collective director qualifications set forth below tie to the Board’s expectations, see “Director Qualifications” on page 17.

Director Nominees

Francisco A. Aristeguieta Age: 57 Director since 2022

Mr. Aristeguieta currently serves as special advisor for State Street Corporation, a provider of financial services to institutional investors worldwide. Mr. Aristeguieta served as Chief Executive Officer of State Street Institutional Services from 2020 to May 2022 and served as Executive Vice President and Chief Executive Officer of State Street International Business from 2019 to 2020.  Before joining State Street in 2019, Mr. Aristeguieta was Chief Executive Officer of Citigroup Asia Pacific, an international investment banking and financial services provider, from 2015 to 2019.  Prior to that role, he served as Chief Executive Officer of Citigroup Latin America from 2013 to 2015 and before that he led Citigroup’s Global Transaction Services Group in Latin America and served as vice chairman on the board of directors of Banco de Chile. We believe Mr. Aristeguieta’s qualifications to serve on our Board include his many years of senior leadership and management experience in the financial services industry.

Mr. Aristeguieta is a member of the Compensation and Human Capital Committee. If re-elected, Mr. Aristeguieta’s term will expire in 2026.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     7

Jane D. Carlin Age: 67 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Ms. Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Ms. Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (“FSSCC”) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin also served as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, from 2012 until its acquisition by Ocwen Financial Corporation in 2018. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cybersecurity in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is Chair of the Audit Committee. If re-elected, Ms. Carlin’s term will expire in 2026.

Elizabeth A. Ward Age: 58 Director since 2022

Ms. Ward has served as Chief Financial Officer of Massachusetts Mutual Life Insurance Company (“MassMutual”), a mutual life insurance company, since 2016.  She previously served as Executive Vice President and Chief Actuary of MassMutual from 2015 to 2019, and as Chief Enterprise Risk Officer from 2007 to 2016.  Prior to joining MassMutual affiliate, Babson Capital Management, in 2001, Ms. Ward worked in investment portfolio management and actuarial roles at American Skandia Life Assurance Company, Charter Oak Capital Management and Aeltus Investment Management, a subsidiary of Aetna Life & Casualty Company. Ms. Ward currently serves as a member of the Board of Managers of Barings LLC, a registered investment company and subsidiary of MassMutual, and previously served on the Board of Directors of MML Investment Advisors, LLC (2013-2021) and MML Investors Services, LLC (2012-2021), each registered investment companies and subsidiaries of MassMutual. Ms. Ward also serves as a member of the Board of Trustees of The University of Rochester. We believe Ms. Ward’s qualifications to serve on our Board include her decades of management experience in finance and accounting, actuarial science, risk management and investment management in the life insurance industry, including many years of senior management experience.

Ms. Ward is a member of the Audit Committee. If re-elected, Ms. Ward’s term will expire in 2026.

Directors Continuing in Office

Kevin J. Bradicich Age: 65 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich is a member of the Nominating and Corporate Governance Committee.  Mr. Bradicich’s term expires in 2025.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     8

Theodore H. Bunting, Jr. Age: 64 Director since 2020

Mr. Bunting most recently served as group president, utility operations at Entergy Corporation, an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983. Mr. Bunting is also a director of Unum Group, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of NiSource Inc., a publicly traded natural gas utility company. From 2020 until its acquisition by MasTec in 2022, Mr. Bunting also served as a director of Infrastructure and Energy Alternatives, Inc., a publicly traded infrastructure construction company. We believe Mr. Bunting’s qualifications to serve on our Board include his extensive accounting and operations experience, his many years of management experience while with Entergy, and his experience on the boards of other publicly traded companies.

Mr. Bunting is a member of the Audit Committee. Mr. Bunting’s term expires in 2025.

J. Paul Condrin III Age: 61 Director since 2021

Mr. Condrin served as Executive Vice President and President, Commercial Insurance for Liberty Mutual Insurance from 2012 until his retirement in 2018. During his 29 years at Liberty Mutual, Mr. Condrin served in other senior roles, including as President of three additional strategic business units, Corporate CFO and Corporate Comptroller. Mr. Condrin began his career at KPMG, where he specialized in serving insurance companies and higher education institutions. Mr. Condrin is also Chair of the Board of Trustees of Bentley University. Mr. Condrin has served on the Bentley Board of Trustees since 2013 and served as Interim President from June 2020 to May 2021. We believe Mr. Condrin’s qualifications to serve on our Board include his many decades of extensive experience in and knowledge of the insurance industry, including his many years of senior management experience.

Mr. Condrin is Chair of the Compensation and Human Capital Committee. Mr. Condrin’s term expires in 2024.

Cynthia L. Egan Age: 67 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company, President of the Fidelity Charitable Gift Fund, and Executive Vice President of Fidelity Management Research Co. From 2014 to 2015, she was an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Group, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance; Vice Chair and Lead Independent Director of Huntsman Corporation, a publicly traded global manufacturer and marketer of differentiated and specialty chemicals; and a director of the BlackRock Fixed Income Funds Complex, a fund complex comprised of 101 mutual funds. Ms. Egan also serves as Chair of the Board of Visitors of the University of Maryland School of Medicine. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Chair of the Board, the Independent Presiding Director and a member of the Compensation and Human Capital Committee. Ms. Egan’s term expires in 2024.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     9

Martin P. Hughes Age: 74 Director since 2020

Mr. Hughes serves as non-executive Chair of the Board of Directors of HUB International Limited (“HUB”), a privately held insurance brokerage firm providing an array of property, casualty, risk management, life and health, employee benefits, investment, and wealth management products and services across North America. Mr. Hughes previously served as Chair and CEO of HUB from 1999 to 2018, including while it was a publicly traded, New York Stock Exchange-listed company, before its sale to private investors. In addition, Mr. Hughes was Executive Chair of HUB from 2018 to January 2020. He joined Mack and Parker, Inc., an independent insurance agency (now a part of HUB), in 1973, where he served as President from 1990 to 1999, and as Chair from 1999 to 2001. Mr. Hughes has also served as chair of both the Council of Insurance Agents & Brokers, an association of the top commercial insurance and employee benefits intermediaries, as well as Assurex Global, a leading worldwide insurance services organization. We believe Mr. Hughes’s qualifications to serve on our Board include his over 40 years of experience in the insurance brokerage industry, his knowledge of both the property and casualty insurance industry and the agency and brokerage sales channel, his prior service as chief executive officer of a public company, and his many years of management and transactional experience in the insurance industry.

Mr. Hughes is a member of the Audit Committee.  Mr. Hughes’s term expires in 2024.

Kathleen S. Lane Age: 65 Director since 2018

Ms. Lane served as Executive Vice President and Chief Information Officer at The TJX Companies, Inc. from 2008 to 2013. Prior to joining TJX, Ms. Lane was Group Chief Information Officer at National Grid plc from 2006 to 2008. In addition, she served as Chief Information Officer at the Gillette Company, GE Oil & Gas, and GE Vendor Financial Services. Ms. Lane also served as Director, Technology Services of Pepsi Cola International and began her career at The Procter & Gamble Company. Ms. Lane previously served as a director of Bob Evans Farms, Inc., a publicly traded operator of over 500 restaurants and a producer and distributer of food products, from 2014 to 2018, and as a director of Armstrong Flooring, Inc., a publicly traded leading global producer of flooring products, from 2016 to 2022. We believe Ms. Lane’s qualifications to serve on our Board include her many years of executive and management experience as a Chief Information Officer at leading companies and her experience on other public company boards of directors.

Ms. Lane is a member of the Nominating and Corporate Governance Committee. Ms. Lane’s term expires in 2024.

Joseph R. Ramrath Age: 66 Director since 2004

Mr. Ramrath is Senior Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm that he cofounded in 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Nominating and Corporate Governance Committee. Mr. Ramrath’s term expires in 2025.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     10

John C. Roche Age: 59 Director since 2017

Mr. Roche has been President and Chief Executive Officer of the Company since November 2017. Prior to that, he led the Company’s personal and commercial lines businesses as Executive Vice President and President, Hanover Agency Markets. Since joining the Company in 2006, Mr. Roche has served in several senior leadership positions, including, President, Business Insurance; Vice President, Field Operations, Marketing and Distribution; and Vice President, Commercial Lines Underwriting and Product Management.  Prior to joining the Company, he served in senior roles at the St. Paul Travelers Companies.  He began his career at Fireman’s Fund and Atlantic Mutual, where he held a number of underwriting and management positions.  We believe Mr. Roche’s qualifications to serve on our Board include his more than 30 years of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers, and his detailed understanding of the Company and its business.

Mr. Roche’s term expires in 2025.

Board Profile and Diversity

The Board believes diversity among its members provides the Company a depth and breadth of insight, perspective and experience that are important to effective corporate governance and in addressing the complex challenges that the Company faces. To this end, the Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board.

The NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The matrix details key competencies, demographic information, and outside public company board, committee, committee chair and CEO experience. The NCGC tracks each director’s level of current and developing expertise across the key competencies in order for the Board to ensure that it can effectively oversee the long-term success of the Company and to align with the Company’s goal of being a premier property and casualty insurance company in the independent agency channel.

On a collective basis, the Board has expertise in the following categories of key competencies:

✓	property & casualty insurance (beyond service on our Board)
✓	financial services
✓	mergers, acquisitions, and strategic business combinations
✓	finance / accounting
✓	investments / portfolio management
✓	technology
✓	operations
✓	marketing and distribution
✓	governance
✓	two sub-categories of property & casualty, one for underwriting and one for distribution
✓	capital markets
✓	risk management
✓	information security
✓	artificial intelligence / big data
✓	legal / regulatory
✓	investor relations
✓	corporate strategy
✓	human resources / human capital management
✓	ESG

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     11

On a collective basis, the demographic profile of all director nominees and directors continuing in office after the Annual Meeting is reflected below.

Independence 91% Independent (10 of 11 members) Racial/Ethnic Diversity 18% People of Color (2 of 11 members)

Gender Diversity 36% Female (4 of 11 members) Board Leadership Roles 50% Female Leadership in Board Chair and Committee Chair roles (2 of 4 roles)

The Board recognizes the importance of Board refreshment to provide fresh ideas and perspectives and strives to balance refreshment with the benefits of tenure, namely Company Board experience and continuity. Since the beginning of 2021 we have added three new directors, and three directors retired from the Board after reaching mandatory retirement age under our Board retirement policy (including the two directors who will retire effective at the Annual Meeting). For purposes of providing a current snapshot of the Board, all director nominees and directors continuing in office after the Annual Meeting are included in the Board tenure profile below.

Board Tenure 8+ years 9 Average Tenure: 4.8 years 55% 0-4 years 5-8 years 36%

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     12

Director Independence

Under the New York Stock Exchange (“NYSE”) listing standards, a member of the Board only qualifies as “independent” if the Board affirmatively determines the director has no material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE.

Mr. Hughes serves as non-executive chairman of HUB, and he is a former executive and employee of HUB. We conduct regular business activities with HUB. Most significantly, HUB is one of the Company’s appointed agents, placing both commercial lines and personal lines business with us. The Board and the NCGC examined these relationships again in 2023, as well as those of an immediate family member of Mr. Hughes who is a HUB executive, in light of the independence standards adopted by the NYSE and our Corporate Governance Guidelines and concluded that Mr. Hughes is independent under these standards. This conclusion was supported by the fact that the commission amounts paid to HUB did not exceed the relevant objective thresholds set forth in the applicable independence standards, Mr. Hughes is no longer an executive or employee of HUB, and because neither Mr. Hughes nor his family member are directly or indirectly involved in any transactions with the Company or any of its subsidiaries, nor will either of their compensation be directly or indirectly impacted by such transactions.

After review by and following the recommendation of the NCGC, the Board determined that every director is independent under the applicable standards, with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction must be presented to the Audit Committee for review, and the Audit Committee may approve, ratify or reject the transaction. In the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair of the Audit Committee or any of her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Audit Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Why The Hanover—Our governance—Company policies—Related person transaction policy.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chair of the Board in recognition of the differences between the two positions.

CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Leadership Structure Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Additionally, we believe that separating the roles and having an independent Chair of the Board is consistent with corporate governance best practices and better supports effective management oversight and risk management. We have separated these roles since 2002. While we believe these goals can be achieved without necessarily separating the CEO and Chair designations, we also take into consideration Ms. Egan’s demonstrated skill in leading our Board and counseling management.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     13

Ms. Egan’s duties as Chair of the Board are determined by the Board and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). The Chair of the Board may also be appointed to any committee of the Board.

It is the Board’s practice that in advance of regularly scheduled Board and committee meetings, the Chair of the Board, each Board committee chair, and the CEO convene to discuss and set the agendas for the respective meetings, based principally on a review of an annual topical calendar, prior discussions among directors and current topics of interest or concern. It is Ms. Egan's practice to speak with each director following regularly scheduled Board meetings and to have other regular discussions with directors as she deems appropriate, to solicit ongoing feedback and reinforce inclusiveness and engagement. She also typically meets individually with the CEO, Chief Financial Officer, and General Counsel of the Company following each Board meeting and as she otherwise deems appropriate.

The Board generally convenes in executive session (i.e., with no members of management present) in connection with regularly scheduled Board meetings and at other times as deemed appropriate. In addition, the Board regularly meets with the CEO with no other members of management present. Directors have regular access to other members of senior management.

Board Meetings and Attendance

During 2022, there were five meetings of the full Board of Directors. In addition to formal Board and committee meetings held throughout the year, directors routinely engage in communications and interactions and convene informal telephonic or in-person meetings for discussion or planning purposes. The Board routinely convenes meetings at its headquarters in Worcester, Massachusetts, and periodically convenes meetings at other locations. In addition, Board and committee meetings are also held virtually through the use of videoconferencing technology.

For meetings held in 2022, all of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of which they were members. In addition, as provided in the Company’s Corporate Governance Guidelines, all continuing directors and director nominees are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s virtual annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation and Human Capital Committee (the “C&HCC”), and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The responsibilities of each of the committees are set forth in their charters, which are reviewed annually. Committee charters are available on the Company’s website, www.hanover.com, under “Why The Hanover—Our governance—Committee charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee

Francisco A. Aristeguieta	✓	✓		✓
Kevin J. Bradicich	✓	✓			✓
Theodore H. Bunting, Jr.	✓	✓	✓
Jane D. Carlin	✓	✓	✓ (Chair)
J. Paul Condrin III	✓	✓		✓ (Chair)
Cynthia L. Egan (Board Chair)	✓	✓		✓
Martin P. Hughes	✓	✓	✓
Wendell J. Knox	✓	✓		✓
Kathleen S. Lane	✓	✓			✓
Joseph R. Ramrath	✓	✓			✓ (Chair)
Harriett “Tee” Taggart	✓	✓	✓
Elizabeth A. Ward	✓	✓	✓
Number of meetings held in 2022†		5	13	7	8
(Chair)	Denotes the Chair of the applicable committee
†	Does not include informal meetings held by the committees throughout the year

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     14

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of the Board’s other committees. In particular, the CID is responsible for reviewing and approving the recommendations of the C&HCC and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally. Topics of discussion at executive sessions include, among other things: the Company’s strategy, annual business plan and progress; key risks and challenges facing the Company; leadership development and succession; and other matters addressed during regular Board sessions with management.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience, and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Messrs. Bunting and Hughes and Ms. Ward are Audit Committee financial experts and Mses. Carlin and Taggart are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;
•

PwC’s depth of knowledge of the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The Audit Committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following regularly scheduled committee meetings. The Audit Committee also meets from time to time in executive sessions with the Company’s Chief Actuary, Chief Risk Officer and General Counsel.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, the effect of regulatory and accounting initiatives, control systems, reserving practices, information security and disaster recovery programs, compliance with legal and regulatory requirements, outstanding major litigation (if applicable), major enterprise risks, management’s approach to managing and mitigating the Company’s exposure to data security and privacy risk, and the Company’s efforts associated with cybersecurity, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted above, the Audit Committee is also responsible for reviewing related-person transactions and assisting the Board in assessing the adequacy of the Company’s enterprise risk management program. The Audit Committee receives periodic reports regarding developments in the regulatory environment and relevant legislative reforms.

Compensation and Human Capital Committee

The C&HCC has oversight responsibility with respect to compensation matters involving directors and executive officers of THG and makes compensation decisions regarding our executive officers (other than the CEO). In conjunction with the Chair of the Board and the NCGC, the C&HCC annually reviews the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs applicable to all employees, and oversees a risk-based analysis of the Company’s incentive arrangements. Except to the extent reviewed by the Board, the C&HCC is also tasked with periodically reviewing the Company’s strategies, policies, practices and experience relating to recruiting and retention, personnel practices,

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     15

succession planning, corporate culture and human capital development, including policies and practices relating to inclusion, diversity and equity (“IDE”).

In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16. Each of the members of the C&HCC satisfies the independence requirements of the NYSE listing standards and applicable SEC requirements. The C&HCC may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

Through May of 2022, the C&HCC engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant. Subsequently, the C&HCC elected to engage Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant.

During 2022, a representative of F.W. Cook or CAP, as applicable:

•	regularly attended, either in person, telephonically or via video conference, C&HCC meetings;
•	periodically participated in executive sessions of the C&HCC, at which no members of management were present;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	assisted in the review and design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers and directors.

Additionally, for 2022, F.W. Cook reviewed and provided comments regarding the executive compensation disclosure in the 2022 Proxy Statement and provided input to the C&HCC and to management regarding the selection of peer companies against which to evaluate compensation levels and practices.

F.W. Cook and CAP were selected by, and report to, the C&HCC. Neither F.W. Cook nor CAP were engaged by the Company for any other purpose, and the C&HCC reviewed all compensation payable to these firms.

Pursuant to its charter, the C&HCC may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The C&HCC reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to both F.W. Cook’s and CAP’s independence from the Company and its management.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The NCGC coordinates and oversees the Board’s evaluation of the individual directors who are eligible for re-nomination and election at each annual meeting of shareholders. The committee recommended this year’s candidates for election and, in consultation with the Chair of the Board, recommends Board member committee assignments to the full Board. The NCGC is responsible for facilitating the Board’s annual review of the performance of the CEO. The NCGC also monitors the Company’s corporate citizenship, charitable giving, sustainability and ESG efforts, as well as shareholder advocacy matters.

Director Evaluation Process

The NCGC leads an annual review of the Board that examines, at the Board level and at each committee level, overall effectiveness across multiple evaluation areas, including: governance processes; whether the Board and the committees are maintaining the proper level of oversight; Board composition and function; meeting content, structure and preparation; and management’s interaction with the Board. The NCGC facilitates discussion of the results of the assessment annually among the Board and each Board committee, with the Chair leading the process for the full Board and each committee chair leading the process for their own committee. Our evaluation process encompasses an examination of the Board as a whole, each Board committee, and each individual director whose term is expiring at the next annual meeting, to determine if that director should be re-nominated for another term. Evaluations of individual directors who are up for re-nomination include a peer review questionnaire that is completed by each of the other directors and reviewed by the Board Chair and NCGC Chair or, in instances where one of these chairs is the subject of an evaluation, by the other chair and another member of the NCGC. The NCGC considers the feedback in its assessment of individual member contributions when making its nomination recommendations to the full Board, who then make final determinations regarding Board-nominated candidates. In addition to the formal director evaluation process, the Chair solicits informal feedback from directors during her follow-up calls to each director after the conclusion of every regularly scheduled Board meeting. The Board leverages a third-party platform to facilitate, streamline and provide anonymity to the review process, with a view toward facilitating candor and encouraging constructive insight.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     16

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board and the key competencies discussed above, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company and its shareholders, employees, agents, customers and local communities. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board also take into consideration factors such as diversity of race, gender, ethnicity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

As described above under “Board Profile and Diversity” starting on page 11, the NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The Board seeks director candidates whose skills, experience, and expertise can augment the key competencies the NCGC and the Board have identified.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and evidence the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31st of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraphs, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock, representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Separately, in order to comply with the universal proxy rules set forth under the Exchange Act, a shareholder seeking to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the advance notice provisions set forth in the Company’s by-laws and provide the additional information required by Rule 14a-19.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     17

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Chair, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number and passes the information on to our General Counsel, our Chief Financial Officer, our General Auditor and the Chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other concerns will be referred to the Chair of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Why The Hanover—Our governance—Contact the board.”

Director Compensation

The C&HCC is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2022, the C&HCC reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, see page 34), general industry survey data from F.W. Cook’s 2021 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 companies from various industries categorized based on their revenue and market capitalization) and a review of recent trends and developments in director compensation. The C&HCC presented its recommendations to the full Board which, at its May meeting, made its decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, pursuant to the Company’s 2022 Long-Term Incentive Plan (the “2022 Plan”), each non-employee director’s annual aggregate compensation for services as a director may not exceed $750,000.

Based upon its review of the information provided above and the C&HCC’s recommendation, the Board elected not to make any changes to director compensation for the 2022/2023 Annual Compensation Cycle.

Fees	2022/2023 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2022 Plan)	$135,000
Cash Component	$95,000
Chair of the Board Annual Retainer	$125,000
Committee Chair Annual Retainers*
NCGC	$21,000
C&HCC	$25,000
Audit	$36,000
Committee Member Annual Retainer
NCGC	$10,000
C&HCC	$11,000
Audit	$15,000

*	Includes both committee chair and committee member retainer.

Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified- charities, up to $5,000 per director per calendar year.

In recognition of Mr. Bunting’s assistance to the NCGC in its Board recruiting efforts, the Board granted him an additional $10,000 cash retainer for 2022.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock-based compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (1.94% for 2022, and 3.99% for 2023, and as determined using the November 2021 and 2022 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     18

Director Compensation Table

The following table sets forth the total compensation of our non-employee directors for the 2022/2023 Annual Compensation Cycle. All amounts were paid in 2022.

Name	Fees Earned in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Francisco A. Aristeguieta (3)	95,441	122,622	—	218,063
Kevin J. Bradicich	105,063	134,937	—	240,000
Theodore H. Bunting, Jr.	120,063	134,937	—	255,000
Jane D. Carlin	131,063	134,937	4,500	270,500
J. Paul Condrin III	120,063	134,937	5,000	260,000
Cynthia L. Egan	231,063	134,937	5,000	371,000
Martin P. Hughes	110,063	134,937	5,000	250,000
Wendell J. Knox	106,063 (4)	134,937 (4)	5,000	246,000
Kathleen S. Lane	105,063 (4)	134,937 (4)	5,000	245,000
Joseph R. Ramrath	116,063	134,937	5,000	256,000
Harriett “Tee” Taggart	110,063	134,937	5,000	250,000
Elizabeth A. Ward (3)	89,264	109,294	—	198,558

(1)

The amounts in this column reflect the grant date fair value of the annual stock retainer computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2022. For information on the shareholdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 4.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)

Annual cash and stock retainers for the 2022/2023 Annual Compensation Cycle were pro-rated to reflect the fact that Mr. Aristeguieta and Ms. Ward joined the Board on June 13, 2022 and July 19, 2022, respectively.

(4)	All or a portion of this amount has been deferred at the election of the director.

Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management program. The Company, being primarily in the business of risk, has established an enterprise-wide risk management group to monitor, assess, manage and mitigate material risks to the Company. The Board, directly or through its standing committees, regularly receives reports and presentations from key members of the enterprise-wide risk management group and management, including from the Company’s CEO, Chief Financial Officer, Chief Risk Officer, Chief Information Security Officer and General Counsel on matters which, in its or management’s view, merit attention from a risk management perspective, such as catastrophe risks, counterparty risks, reserves, insured exposure aggregation levels, ex-catastrophe underwriting risk, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, privacy and data security, capital considerations, acquisitions, growth plans, matters relating to human capital management, leadership and succession, other operational risks, and material ESG risks. Management presentations, business updates, and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks, including emerging risks that could impact the Company’s long-term strategy.

In order to assist the Board in its responsibility to assess the adequacy of the Company’s risk management program, the Audit Committee regularly reviews with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s enterprise risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company, led by the Chief Risk Officer, conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the C&HCC in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the C&HCC’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 44.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     19

The NCGC oversees certain risks related to the Company’s ESG initiatives and disclosures. For a detailed discussion of Board and committee roles in the oversight of ESG, please see “ESG, Sustainability and Corporate Responsibility—Board and Management Oversight of ESG Risks and Opportunities” below.

Director Retirement Policy

It is the policy of the Board that a director retire at the Annual Meeting of Shareholders following his or her attainment of age 75. The policy does not provide for any waivers or exceptions. Mr. Knox and Ms. Taggart have reached, or will have reached as of the Annual Meeting, the mandatory retirement age under the Company’s director retirement policy and, in accordance with the policy, neither has been nominated to serve for an additional term.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we expect our agents, contractors and others with whom we do business to act in accordance with our Code of Conduct. The Code of Conduct is available on the Company’s website at www.hanover.com under “Why The Hanover—Our governance—Company policies—Code of conduct policy.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Corporate Controller, on its website within four business days following the date of such amendment or waiver.

Shareholder Engagement

In addition to regular discussions with investors and analysts, the Company engages in investor outreach throughout the year as an avenue to pursue a direct dialogue with interested shareholders to learn more about their perspectives, priorities and concerns. Engagement discussions with investors have traditionally included senior management and representatives from our investor relations department. Formal and informal communications with investors enable management and the Board to understand and consider the issues that matter most to our shareholders, so that the Company can effectively address them.

ESG, Sustainability and Corporate Responsibility

Our long-term strategy is focused on meeting our commitments to our policyholders and agents, with a view toward delivering outstanding financial results for our shareholders. We recognize that working to make a difference in the world and in the communities where we do business furthers that strategy. We place importance on operating as a socially responsible organization that is committed to treating our policyholders, employees, agents and vendors fairly, protecting our environment, giving back and enriching our communities, and governing our actions with integrity. We fundamentally believe that these values and good corporate citizenship are essential to our success and that by carefully considering and incorporating ESG topics into our operational and strategic planning, we can capitalize on opportunities and respond to material ESG risks.

Board and Management Oversight of ESG Risks and Opportunities

The Company believes that an effective ESG strategy requires Board and management engagement and oversight of material ESG risks and opportunities. Furthermore, clear ESG governance is effective in creating accountability and driving action. The NCGC, as the committee with primary ESG oversight responsibility, has worked with management to map key ESG topics impacting the Company to ensure that these topics are being overseen at the committee and/or full Board level. Generally, ESG topics that require Company-wide oversight (e.g., Company strategy, brand quality, business operations) are overseen at the full Board level, while other topics that relate more specifically to a Board committee’s role fall under the purview of such committees (e.g., the Audit Committee  is responsible for oversight of environmental risk, data privacy and security, and related party transactions, among other topics; the C&HCC is responsible for oversight of IDE, Company culture, human capital management, and employee engagement, among other topics; and the NCGC is responsible for oversight of code of conduct, conflicts of interest and ethics, Board governance matters, shareholder rights, and community giving, among other topics). Oversight of these key ESG topics is codified in Board committee charters. In addition, management presentations and reports on these topics are formally scheduled on Board or committee topical calendars and agendas, and they are discussed in Board and committee meetings, as applicable, throughout the year. Additionally, the NCGC receives a semi-annual ESG update that encompasses a holistic report on Company ESG activities, as well as ESG trends and developments affecting the property and casualty industry and the broader market.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     20

Our executive leadership team, managers and business units are responsible for setting ESG direction and strategy through their programs and policies. The Company’s ESG Council, a cross-disciplinary management committee headed by our Executive Vice President and General Counsel and comprised of leaders across the organization involved in ESG matters, oversees and coordinates the Company’s ESG response. The ESG Council has a formal written charter that establishes its mission to support the Company’s ongoing commitments and initiatives related to ESG, corporate social responsibility, sustainability, and other policy matters relevant to the Company and its stakeholders. The Council assists the Company in: (a) developing general strategy relating to ESG matters; (b) creating, implementing and monitoring initiatives and policies based on that strategy; (c) drafting and coordinating communications with employees, investors and other stakeholders with respect to ESG matters; (d) monitoring and assessing developments relating to, and improving the Company’s understanding of, ESG matters; and (e) providing efficient, timely and accurate disclosure of ESG matters to internal and external stakeholders.

The ESG Council was also designed to be a conduit for collecting and distilling ESG matters that are surfaced by our stakeholders so that these matters can then be considered by management, incorporated into Company policy or strategy, and overseen by the Board and its committees, if necessary. In this respect, the Council serves a critical role in both coordinating the Company’s ESG posture for its stakeholders and in providing stakeholder feedback on key ESG matters to the executive team and the Board.

ESG Disclosures

We invite you to learn more about our commitments to ESG, IDE and being a responsible steward of the resources entrusted to us, by viewing our inaugural Sustainability Report, as well as other related materials, on the Company’s Corporate Responsibility website, www.hanover.com – under “Why The Hanover – Our corporate commitment.” Information on our website is not part of or incorporated into this Proxy Statement.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     21

ITEM I

ELECTION OF DIRECTORS

The Board currently has 13 members and consists of three classes whose terms end in successive years. There are three nominees for election to the Board this year. Mr. Aristeguieta and Mses. Carlin and Ward are each being nominated to serve for a three-year term expiring in 2026.

Mr. Knox and Ms. Taggart have reached, or will have reached by the date of the Annual Meeting, the mandatory retirement age under the Company’s director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. The Board has voted to reduce the size of the Board to 11 members, effective immediately following the Annual Meeting and the retirement of Mr. Knox and Ms. Taggart.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified, or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board and management have no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     22

ITEM II

APPROVAL OF THE HANOVER INSURANCE GROUP 2023 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be asked to approve the adoption of The Hanover Insurance Group 2023 Employee Stock Purchase Plan (the “2023 ESPP”). The 2023 ESPP was adopted by our Board on February 27, 2023 and will become effective upon receiving shareholder approval at our Annual Meeting.

The purpose of the 2023 ESPP is to enable eligible employees of the Company and of certain of its subsidiaries to purchase shares of our Common Stock and thereby acquire an interest in the future of the Company. The 2023 ESPP is intended to meet the requirements of Section 423 of the Internal Revenue Code.

As of March 10, 2023, 2,295,360 shares of our Common Stock were available for future issuance or subject to outstanding options under our Second Amended and Restated 2014 Employee Stock Purchase Plan (the “2014 ESPP”), which represents 6.43% of our Common Stock outstanding on such date. The maximum aggregate number of shares of our Common Stock that are proposed to be made available for issuance under the 2023 ESPP will be 1,250,000 (subject to adjustment as provided under the plan) (the “ESPP Share Pool”), which represents 3.50% of the total number of shares of our Common Stock outstanding as of March 10, 2023. In establishing the ESPP Share Pool, the Board considered the potential dilutive impact to shareholders, the projected participation rate over the ten-year term of the plan, equity plan guidelines established by certain proxy advisory firms and advice provided by CAP.

If the 2023 ESPP is approved by shareholders, the Company’s existing 2014 ESPP and its share pool will be terminated and no new options will be granted thereunder.

The full text of the 2023 ESPP is set forth in Annex I. The following description of certain features of the 2023 ESPP is qualified in its entirety by reference to the full text of the plan.

Summary of the 2023 ESPP

Administration. The 2023 ESPP will be administered by the C&HCC, which will have the right to determine questions that may arise regarding the interpretation and application of plan provisions and to make, administer and interpret such rules as it deems necessary or advisable. The C&HCC may delegate its authority under this plan to a sub-committee comprised of one or more of its members, to members of our Board, or to officers or employees of the Company to the extent permitted by law.

Shares Subject to the Plan. Subject to adjustment, the ESPP Share Pool is 1,250,000 shares of our Common Stock. Shares delivered upon exercise of options under the 2023 ESPP may be either shares of authorized but unissued Common Stock, treasury stock, or Common Stock acquired in an open-market transaction, all as our Board may determine. If any option granted under the 2023 ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Common Stock will again be available for purchase pursuant to the exercise of options under the 2023 ESPP. On March 10, 2023, the closing price of our Common Stock as reflected on the NYSE was $129.61.

Eligibility. Participation in the 2023 ESPP will be limited to eligible employees who (a) customarily work 20 hours or more per week and for more than five months per calendar year, and (b) satisfy the requirements set forth in the 2023 ESPP. Any employee who owns (or is deemed under statutory attribution rules to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries will not be eligible to participate in the 2023 ESPP. As of March 10, 2023, approximately 4,600 employees would be eligible to participate in the 2023 ESPP, including all of our executive officers.  None of our non-employee directors and no consultants would be eligible to participate in the 2023 ESPP.

General Terms of Participation. The 2023 ESPP allows eligible employees to purchase shares during certain offering periods, which generally will be six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year. During each offering period, eligible employees will be given the option to purchase up to 750 shares of our Common Stock (or such other number as the C&HCC may prescribe). Prior to the start of an offering period, the C&HCC will set the purchase price of each share of our Common Stock to be 85% (or such greater percentage as specified by the C&HCC) of one of the following: (a) the fair market value of a share of our Common Stock on the date the option is granted, which will be the first day of the offering period, (b) the fair market value of a share of our Common Stock on the date the option is exercised, which will be the last day of the offering period, or (c) the lesser of (a) and (b). In order to participate in the 2023 ESPP, an eligible employee must execute and deliver to the administrator a payroll deduction and participation authorization form as prescribed by the administrator. The payroll deduction and participation authorization form must be delivered to the administrator no later than ten business days prior to the first day of the offering period (or by such other period specified by the C&HCC).

The C&HCC has the discretion to change the initial date and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased per option period, the maximum amount of payroll authorizations per option period and the definition of compensation used for purposes of the 2023 ESPP and may change the duration of any offering periods without shareholder approval.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     23

Participants in the 2023 ESPP will pay for shares of our Common Stock through payroll deductions. During an offering period the amount of payroll deductions may not be changed. An authorization of payroll deductions will remain in effect for subsequent offering periods unless a participant terminates the authorization by timely delivering written notice to the Company. Upon cancellation, any amount withheld from a participant’s compensation will be returned to the participant, without interest, as soon as administratively practicable. Upon termination of employment prior to an exercise date for an offering period, a participant’s option will be cancelled automatically, and the balance of his or her withholding account will be returned, without interest, as soon as administratively practicable.

Transfer Restrictions on Stock Acquired under the 2023 ESPP. For participants who have acquired shares of our Common Stock under the 2023 ESPP, there is a required minimum six-month holding period (or such other length as may be determined by the C&HCC), during which the participant may not sell or transfer the shares of Common Stock, other than by will or by the laws of descent and distribution or in connection with certain corporate transactions.

In addition, for such period determined by the C&HCC, Common Stock acquired under the 2023 ESPP cannot be transferred from the account where the shares are initially held until such shares are sold through the 2023 ESPP’s custodian and record keeper.

Adjustment. In the event of any change in the outstanding Common Stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available for purchase under the 2023 ESPP, the maximum number and type of shares purchasable during an offering period, and the purchase price per share will be appropriately adjusted.

Change of Control. In the event of a merger or similar transaction or change of control, the C&HCC will provide that any outstanding option will be assumed or substituted for, or will be cancelled with a return of any amounts contributed by or withheld from the compensation of a participant, or that the option period will end before the date of the proposed sale or merger.

Amendment; Termination. Our Board has discretion to amend the 2023 ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Internal Revenue Code will require shareholder approval.

Term.  The 2023 ESPP will continue in effect until the earliest to occur of (i) the termination by the Company of the 2023 ESPP under its terms, (ii) the issuance of all shares of Common Stock available for issuance under the 2023 ESPP, and (iii) the day before the 10-year anniversary of the date the 2023 ESPP was approved by shareholders.

New Plan Benefits. Because benefits under the 2023 ESPP depend on employees’ elections to participate in the plan and the fair market value of the shares of our Common Stock at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the plan. No employee may purchase shares under the 2023 ESPP in an amount that exceeds $25,000 in fair market value in any calendar year.

U.S. Federal Income Tax Consequences Relating to the 2023 ESPP

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the 2023 ESPP under current federal tax laws and certain other tax considerations associated with awards under the 2023 ESPP. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

The 2023 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Assuming that the 2023 ESPP is and remains so qualified, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, as a result of the grant or exercise of the options issued under the 2023 ESPP.  Taxable income will not be recognized until the sale or other disposition of the shares of Common Stock purchased under the 2023 ESPP.

If Common Stock acquired under the 2023 ESPP is disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding such Common Stock, the participant (or his or her estate) will recognize ordinary income in an amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the Common Stock on the option grant date or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long-term capital gain or loss.

If Common Stock acquired under the 2023 ESPP is disposed of within the two years following the applicable option grant or within one year after the purchase date, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the Common Stock, as long-term or short-term.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     24

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of Common Stock prior to the expiration of the holding periods described above.

Required Vote

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2023 ESPP. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     25

ITEM III

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

To approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related disclosure).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The C&HCC and the Board believe the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 30, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the C&HCC will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate the next such vote will be held at the Company’s 2024 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     26

ITEM IV

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In Item III, we are asking shareholders to cast an advisory vote approving the compensation disclosed in this Proxy Statement that we paid in 2022 to our named executive officers. Such advisory vote is referred to as a “say-on-pay” vote.

In this Item IV, shareholders are being asked to submit a separate, non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. As required by Section 14A of the Exchange Act, we submit this separate question to a shareholder vote at least once every six years. In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to whether say-on-pay votes should be held every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

Since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers annually. Our 2017 Annual Meeting was the last time that our shareholders were asked to vote on how frequently we should hold say-on-pay votes, and at that meeting over 79% of the votes cast in favor of a frequency proposal supported an annual say-on-pay vote.

The Board continues to believe that an annual advisory vote on executive compensation is the most appropriate alternative for the Company because (1) it allows for input from shareholders on the most frequent basis, helping to foster an ongoing dialogue between the Board of Directors and our shareholders; and (2) our shareholders overwhelmingly supported an annual say-on-pay vote the last time they were asked to vote on the frequency of the say-on-pay vote. Therefore, the Board recommends that you vote for an advisory vote on executive compensation every ONE year.

However, because this vote is advisory and not binding on the Board or the Company, the Board reserves the right to decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, then we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.

The Board recommends a vote FOR an advisory vote on executive compensation every ONE year.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     27

ITEM V

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PwC has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2023. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of PwC’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2023, see the “Audit Committee” section beginning on page 15. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2023 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The table below shows the fees paid or accrued for the audit and other services provided by PwC for 2022 and 2021.

	2022	2021

Audit Fees (1)	$3,020,750	$2,866,000
Audit-Related Fees (2)	181,000	—
Tax Fees (3)	28,084	—
All Other Fees (4)	7,438	7,438

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.

(2)	Audit-related fees in 2022 consisted primarily of attestation services and services provided in connection with reviews by state insurance departments.
(3)	Tax fees in 2022 consisted of tax services and consulting related to tax strategy planning for investments.
(4)	Other services related to purchased software.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees expected to be $250,000 or greater must be specifically approved.

The Chair of the Audit Committee (or, in her absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2022, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. In assessing the independence of PwC, the Audit Committee reviews and considers aggregate fees and other factors for all audit-related and non-audit services compared to the overall audit fee.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     28

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2022 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its charter for the year 2022. For additional information on the duties and responsibilities of the Audit Committee, see the sections of this Proxy Statement entitled “Related-Person Transactions” (page 13), “Board Committees – Audit Committee” (page 15), “Board’s Role in Risk Oversight” (page 19), and the Audit Committee charter, available on our website, www.hanover.com, under “Why The Hanover – Our governance – Committee charters – Audit committee” or from our Corporate Secretary.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 21, 2023

AUDIT COMMITTEE

Jane D. Carlin, Chair

Theodore H. Bunting, Jr.

Martin P. Hughes

Harriett “Tee” Taggart

Elizabeth A. Ward

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     29

EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures

The discussion of our results in this CD&A includes a discussion of our operating income before interest expense and income taxes (“Pre-Tax Operating Income”), Pre-Tax Operating Income, excluding catastrophes (“Ex-Cat Operating Income”), adjusted operating return on average equity (“Adjusted Operating ROE”), and combined ratio, excluding catastrophes (“Ex-CAT Combined Ratio”). Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix A to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation and Human Capital Committee (the “C&HCC”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for establishing and monitoring our executive compensation programs. More specifically, the C&HCC is responsible for approving the compensation for our executive officers, including those identified in the table below (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to approval by the CID. Although this discussion and analysis refers principally to the compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

2022 NEOs

NEO	Title

John C. Roche	President and CEO

Jeffrey M. Farber	EVP and CFO

Richard W. Lavey	EVP and President, Hanover Agency Markets

Bryan J. Salvatore	EVP and President, Specialty

Dennis F. Kerrigan	EVP and General Counsel

Executive Summary and Overview

Fiscal 2022 Highlights

Considering the elevated weather-related catastrophe losses and inflationary pressures that impacted the industry, our 2022 performance was solid. Highlights include:

•	Net Income – $116.0 million;
•	Ex-Cat Operating Income – $687.7 million;
•	Pre-Tax Operating Income – $285.1 million;
•	Ex-CAT Combined Ratio – 92.1%;
•	Net Premium Written – $5.5 billion, up 9.7% from 2021, reflecting growth of 11.2% in Specialty, 11.1% in Personal, and 7.2% in Core Commercial;
•	Execution of Other Strategic Objectives – executed on major strategic priorities, as discussed under “Short-Term Incentive Compensation” below;
•

Capital Returned to Shareholders – increased our quarterly dividend by 8% to $0.81 per share, or $3.24 annualized; returned $139.7 million to our shareholders in the form of dividends and share repurchases; and

•

Company Recognition – recognized by Newsweek as “One of America’s Most Responsible Companies”; earned both a perfect score on The Corporate Equality Index and was recognized as a best place to work for LGBTQ+ equality by the Human Rights Campaign Foundation for the fifth consecutive year; recognized by Forbes as one of “America’s Best Mid-Size Employers”; named a “Best Company for Women” and a “Best Company Where CEOs Support Gender Diversity” by Fairygodboss; and ranked among “Top 200 Most “Just” Public Companies” by Just Capital.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     30

2022 Pay Decisions

During 2022, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2022:

2022 NEO Pay Mix CEO Target Compensation 16% 57% 27% Variable Compensation 84% Average All Other NEO Target Compensation 44% 28% 28% Variable Compensation 72% Annual Base Salary Short-Term Incentive Compensation Long-Term Incentive Compensation Short-Term Incentive Plan – As described in “Short-Term Incentive Compensation” below, strong underlying performance and achievement of strategic objectives resulted in a funding level at 88% of target Long-Term Incentive Plan – performance-based restricted stock unit (“PBRSU”) payout –  2020 relative total shareholder return PBRSUs - Three-year total shareholder return of 9.4% (assuming reinvestment of dividends) resulted in performance at the 43rd percentile as compared to a pre-identified set of peers, and accordingly, our relative total shareholder return PBRSUs for the 2020-2022 period were earned at 86.96% of target (0%) Threshold (25%) Target (100%) Maximum (150%) Payout (86.96%) 2020 return on equity PBRSUs – Three-year average Adjusted Operating ROE was 12.0%, and accordingly, our return on equity PBRSUs for the 2020-2022 period were earned at 130.0% of target.

Note: “target compensation” as used in the graphics above means base salary, target short-term incentive compensation, and long-term equity awards taken at target value.

Our compensation decisions reflect, in part, the strong support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     31

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization and shareholder value creation. This objective, however, is also weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, innovating in a dynamic market, attracting and retaining key executives, maintaining stability in our organization, demonstrating leadership capabilities and promoting what we call our “CARE” values (Collaboration, Accountability, Respect, Empowerment), which includes supporting our IDE and other ESG objectives. As a result of this, when making compensation decisions, the C&HCC also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes, and other significant contributions and/or achievements of our executives. To achieve our compensation objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ total target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between fixed compensation and compensation that may fluctuate based on company and individual performance, and has resulted in a meaningful relationship between both our short- and long-term performance and pay actually earned and realized by our NEOs.

While no standard definition of “pay for performance” has been universally adopted, we believe an examination of variable compensation earnings over the past three years demonstrates an appropriate connection between our overall performance and the amounts earned by our NEOs.

We have demonstrated very strong performance over the past three years. During this period, our ordinary annual dividends paid per share increased 24.9% and we returned approximately $716.8 million to shareholders in the form of stock buy-backs and dividend payments. Moreover, during the past three years we continued to diversify our business across product lines and geographies and grew net written premium by 19.5%. In addition to our financial achievements, during this period we executed on many key strategic priorities, including increased investments in technology with an emphasis on modernizing our platforms and advancing innovation and digitization initiatives; continued progress on IDE, cultural, human capital and other ESG initiatives; and successfully responded and continue to adapt to the challenges presented by COVID-19. We believe our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards – Results and Payouts

Year	Performance Measure Targets	Actual Results / Percent of Target	Payout Relative to Target Award

	Pre-Tax Operating Income - $416M	$484.7M / 150%
2020	Ex-Cat Operating Income - $630M	$771.4M / 200%	140.0%
	Pre-Established Strategic Priorities	Achieved
	Pre-Tax Operating Income - $438M	$432.3M / 98%
2021	Ex-Cat Operating Income - $671M	$834.9M / 200%	120.0%
	Pre-Established Strategic Priorities	Achieved
	Pre-Tax Operating Income - $486M	$285.1M /59%
2022	Ex-Cat Operating Income - $743M	$687.7M / 88%	88.0%
	Pre-Established Strategic Priorities	Achieved

Long-Term Incentive Compensation: PBRSUs (Relative Total Shareholder Return Performance Metric) with Performance Periods Ending in 2020, 2021 and 2022* - Results and Payouts

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2020	Three-Year Relative Total	23.89%	88th Percentile	150.00%
2021	Shareholder Return at	32.70%	46th Percentile	91.67%
2022	the 50th Percentile	9.40%	43rd Percentile	86.96%

*	Table does not reflect off-cycle award made in connection with Mr. Salvatore’s hiring in 2017.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     32

Long-Term Incentive Compensation: PBRSUs (Average Adjusted Operating ROE Performance Metric) with Performance Periods Ending in 2021 and 2022* - Results and Payouts

Year Ended	Target (100%)	3-Year Average Adjusted Operating ROE Achieved	Payout

2021	Three-Year Average Adjusted Operating ROE Achieved at 9.25% to 10.25%	12.8%	146.4%
2022	Three-Year Average Adjusted Operating ROE Achieved at 9.5% to 10.5%	12.0%	130.0%

*

The Company began issuing PBRSUs with an Adjusted Operating ROE performance metric in 2019, with a three-year performance period. For additional details regarding the calculation of Adjusted Operating ROE, please see below under “Description of ROE PBRSUs.”

Long-Term Compensation: Options Granted in 2020, 2021 and 2022

		FY End 2020		FY End 2021		FY End 2022
Year of Option Award	Option Exercise Price	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option

2020	$118.54	$116.92	—	$131.06	$12.52	$135.13	$16.59
2021	$115.35	N/A		$131.06	$15.71	$135.13	$19.78
2022	$139.51	N/A				$135.13	—

†	Intrinsic Value is calculated as the difference between the applicable THG Closing Price and the Option Exercise Price.

Other Notable Compensation Practices

✓

Equity Awards – our long-term awards for executive officers have historically been granted exclusively in the form of equity-based awards, ensuring the value of such awards at exercise or settlement is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the C&HCC retains discretion to reduce or eliminate payments to executive officers under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires our executive officers, including our NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements subject the executive to the potential return of the value received upon vesting or exercise of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;

✓	Limited Perquisites – we provide limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are prohibited from hedging their exposure to ownership of, or interests in, our securities;

✓

Stock Ownership Guidelines – we require all of our executive officers to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 5);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓

No Re-pricing of Stock Option Grants – we have never re-priced stock option grants, and the terms of our 2014 Long-Term Incentive Plan (the “2014 Plan”) and 2022 Plan generally prohibit repricing without shareholder approval;

✓	No Tax Gross-Ups – none of our executive officers are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”) or otherwise; and

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     33

✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and, with a limited exception for TBRSUs issued to “retirement-eligible employees,” our long-term incentive award agreements, each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving any change in control benefits.

In summary, our performance and, with respect to long-term incentive awards, our stock price, have a significant impact on compensation for our NEOs. The C&HCC continues to grant target compensation at levels that it believes are appropriate under current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	tie a significant portion of compensation to overall financial and business objectives, balancing risk and reward;
•	incentivize executives to manage and invest in the long-term, sustained success of the Company;
•	encourage our executives to promote our “CARE” values, including our commitments to IDE, human capital development and other ESG priorities; and
•	align the interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to multi-year vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs for 2022, the C&HCC was advised by its independent compensation consultant, F.W. Cook, as discussed in the “Board Committees – Compensation and Human Capital Committee” section beginning on page 15. F.W. Cook provided information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2022, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 55 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the C&HCC in 2021 based upon the recommendation of F.W. Cook due to their size relative to the Company, comparable business mix and overlap with peer groups established by certain proxy advisory firms. Based on the C&HCC’s evaluation and F.W. Cook’s recommendations, no changes were made to the list for 2022.

Comparative Proxy Data Companies

• American Financial Group, Inc.	• Mercury General Corporation
• Axis Capital Holdings Limited	• Old Republic International Corporation
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Kemper Corporation	• The Hartford Financial Services Group, Inc.
• Markel Corporation	• W.R. Berkley Corporation

The C&HCC reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premiums written, market capitalization, and net income. While the C&HCC believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely as one of several reference points to assist the C&HCC in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation paid or awarded solely against such data, the C&HCC instead also relies on the general knowledge, experience, and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     34

Role of Executive Officers in Compensation Decisions and CEO Performance Review

C&HCC meetings are regularly attended by our CEO, General Counsel and Chief Human Resources Officer, as well as a representative of its independent compensation consultant.  Through May 2022, F.W. Cook served as the C&HCC’s independent compensation consultant and thereafter CAP assumed this role. Each individual generally participates in these meetings and provides counsel and advice at the C&HCC’s request. Other independent directors and members of management also attend meetings from time to time. In addition, the C&HCC regularly meets in executive session without members of management present. An executive is not permitted to be present while the C&HCC conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chair of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The C&HCC annually considers the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. The C&HCC’s recommendation and the results of the performance evaluation are then reviewed and discussed by the CID. Results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to approve the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the C&HCC primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as market information provided by its independent compensation consultant.

Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2022 Short-Term Incentive – based on 2022 Company and individual performance. Lump sum paid in March 2023. Long-Term Incentive – Time-Based and Performance-Based Restricted Stock Units. Cliff vest in 2025 Long-Term Incentive – Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant 2022 2023 2024 2025 Options have a 10-year term (2032)

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     35

I. Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs depending on their roles, skills, qualifications, and competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data), as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the combined short- and long-term incentive opportunities described below.

2022 Base Salary Rate

NEO	2022 Base Salary Rate ($)	% Change*

John C. Roche	1,100,000	6.8
Jeffrey M. Farber	735,000	2.1
Richard W. Lavey	650,000	4.0
Bryan J. Salvatore	600,000	4.3
Dennis F. Kerrigan	545,000	3.8
*	Percentage change measured against base salary rate in effect as of the end of 2021. Adjustments effective April 2022.

The annual base salary adjustment for each NEO was deemed warranted by the C&HCC in light of the NEO’s performance, expertise, experience, and breadth of responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data.

II.Short-Term Incentive Compensation

Our short-term incentive compensation program is an annual performance-based bonus program that provides cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual base salary, depending on each executive’s role, competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data) and overall pay package. Actual payouts under the program’s terms could range from 0% to approximately 195% of the target award based upon Company and individual performance, as discussed below.

Specifically, our short-term incentive compensation program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies and “CARE” values.

2022 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	175%
Jeffrey M. Farber	120%
Richard W. Lavey	100%
Bryan J. Salvatore	100%
Dennis F. Kerrigan	75%

In 2022, the target award for Mr. Farber was increased from 110% to 120% of base salary, and the target awards for Messrs. Lavey and Salvatore were increased from 90% to 100% of base salary. These increases were made in recognition of the NEO’s performance and after a review of Comparative Proxy Data and Comparative Market Data. Target awards for the other NEOs were unchanged from 2021.

The C&HCC retains discretion to determine the individual bonus amount to be paid to each NEO. In determining the individual awards for our NEOs, for 2022, the C&HCC primarily considered (i) the funding level achieved under our 2022 Short-Term Incentive Compensation Program (the “STIP”), and (ii) each NEO’s individual performance. Each consideration is further described below.

The funding level achieved under the STIP. The STIP is a performance-based bonus program that provides incentive cash compensation opportunities to approximately one-half of our workforce, including our NEOs and other executive officers. For 2022, potential funding under the STIP ranged from 0% to a maximum of approximately 195% of target based on the following three pre-established performance metrics: (i) Pre-Tax Operating Income (20% weighting); (ii) Ex-Cat Operating Income (35% weighting); and (iii) the strategic objectives discussed below (45% weighting). The C&HCC chose this combination of metrics because they are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     36

Actual funding is not intended to be formulaically obtained by strict application of these items, and the C&HCC retains the discretion to increase or decrease the funding pool and individual awards based upon factors it deems appropriate and in the best interests of the Company. Set forth below are the Pre-Tax Operating Income and Ex-Cat Operating Income levels required to obtain threshold, target and maximum funding levels for the STIP for 2022:

Funding Level	Pre-Tax Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (25% and 50% funding, respectively)	$194	$520
Target (100% funding)	$486	$743
Maximum (175% and 200% funding, respectively)	$608	$892

The level of Pre-Tax Operating Income and Ex-Cat Operating Income required to achieve target funding levels was increased by $48 million (11.0%) and $72 million (10.7%), respectively, above 2021 targets. Targets established for 2022 were set at levels reflecting the Company’s anticipated earnings power and planned strategic investments, as well as our desire to set goals that represent a meaningful challenge to the organization and were designed to better reward employees when our financial performance compares favorably to that of our peers in the industry.

During 2022, Pre-Tax Operating Income was $285.1 million and Ex-Cat Operating Income was $687.7 million. Accordingly, under the formula set forth in the STIP, these two funding components of the program were achieved at approximately 59% and 88% of target, respectively.

In addition to the financial metrics discussed above, for 2022, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement
Quality of Earnings

•      despite unusually severe weather-related catastrophe losses and extreme inflationary pressures, generated net income of $116.0 million and Pre-Tax Operating Income of $285.1 million

•      continue to achieve rate increases above long-term loss trends in Core Commercial and Specialty and obtained meaningful rate increases in Personal Lines to address loss severity pressures

•      strong stewards of our shareholder’s capital – returned $139.7 million to shareholders in the form of dividends and share repurchases

Profitable Growth

•      $5.5 billion in net premium written, up 9.7% from 2021, reflecting growth of 11.2% in Specialty, 11.1% in Personal, and 7.2% in Core Commercial

•      continued progress expanding distribution network by appointing 290 new, high-quality agents

•      strong contributions from new Specialty offerings (Retail E&S, Financial Institutions, Specialty GL)

Relative Performance

•      Ex-CAT Combined Ratio was 92.1% for the 2022 year.  While this is higher than we originally expected due to substantial property loss cost inflation, it represents notable industry outperformance compared with companies with similar Personal lines and Core Commercial segment representation

•      our expense ratio improved by 50bps in 2022 from 2021.  This improvement is well above average compared with our RTSR PBRSU Comparison Group

Optimize Organization Effectiveness

•      50 bps improvement in expense ratio

•      implemented a variety of digital tools to improve home and auto quoting and pricing capabilities for underwriting, sales and agency partners

•      released enhancements to claims system to improve user, customer and agent experience

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Strategic Objective	Measure of Achievement
Build Organization of the Future

•      continued to strengthen and articulate our ESG strategy

-       completed ESG outreach to index investors representing nearly 30% of our outstanding shares

-       introduced Hanover’s “Green Team,” an employee advisory group focused on our enterprise-wide commitment to be an environmentally responsible organization

-       enterprise risk management presented climate change white paper to the Audit Committee and senior management

•      made significant progress against talent and cultural strategies

-       evolved hybrid working capabilities, adopting best practices with continued flexibility

-       launched “Skills that Matter” workshops focused on Allyship, Digital Mindset and Critical Thinking

-       progressed employee value proposition initiatives in response to employee engagement survey

•      advanced innovation and digital transformation initiatives

-       improved billing capabilities for agents, reducing service calls and improving ease of doing business

-       launched various pilots to enhance, streamline and modernize analytics capabilities

-       invested in technology to support hybrid work, including conference technology and digital onboarding capabilities

•      continued progress against IDE initiatives

-       introduced BRG Impact Fund reinforcing our funding commitment to our employee led business resource groups (“BRGs”) and broadening BRG impact on our communities

-       introduced “Cultural Appreciation Day” providing employees the opportunity to take a paid day off from work to celebrate a cultural or religious occasion that is meaningful to the individual

-       established key best practices for the initial phase in support neurodiversity within our organization

After reviewing the Company’s overall financial performance during 2022 (measured in part by our Pre-Tax and Ex-Cat Operating Income results), the significant progress achieved with respect to the strategic objectives described above, and other factors, such as the level of difficulty associated with achieving these pre-set goals, the C&HCC determined to fund the STIP at 88% of target. While a strict formulaic approach measured solely by the financial metrics would have produced lower funding for the program (77%), the C&HCC took into consideration the substantial progress the Company made against the pre-established strategic objectives, the severe impact of unanticipated inflationary pressures on the industry, and the need to retain key employees in an unusually competitive labor market.  This funding level was the primary reference point for determining individual NEO awards because the C&HCC intends that the percentage of each NEO’s award that is paid be comparable, generally, to the percentage funded to all participants under the STIP.

NEO individual performance. Another important factor in determining the level of payment to our NEOs is the C&HCC’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the C&HCC in its evaluation of the overall individual performance of our NEOs.

John C. Roche

•	Financial metrics, including net income of $116.0 million, Pre-Tax Operating Income of $285.1 million and Ex-CAT Operating Income of $687.7 million;
•	Total net premiums written were $5.5 billion, up 9.7% from 2021, reflecting growth of 11.2% in Specialty, 11.1% in Personal, and 7.2% in Core Commercial;
•	Effectively led a transition and succession within the leadership team;
•	Implemented Executive Leadership Group providing improved collaboration and communication among our executive leadership team and the next tier of our most senior leaders (SVPs); and
•	Continued to demonstrate momentum and progress advancing IDE goals and other ESG initiatives.

Jeffrey M. Farber

•	Led effective corporate finance, investment, actuarial, facilities, risk management, corporate development and financial reporting group;
•	Successfully managed significant leadership transition and actively developed and mentored talent;
•	Executed on 50 bps expense ratio reduction;

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•	Served as the executive sponsor for Women@Hanover, our BRG focused on empowering women to develop to their fullest potential; and
•	Positively improved facilities by enhancing collaboration spaces and lease renewals.

Richard W. Lavey

•

Though missing profitability targets, successfully managed Core Commercial and Personal businesses during a period of unusually severe weather and extreme inflationary pressures, exceeding top-line growth targets and delivering improved pricing sophistication across all lines of the Agency Markets business;

•	Delivered multiple tools to improve new sales, renewal and underwriting effectiveness and collaborated on prioritizing and updating digital roadmap, governance and oversight of digital projects;
•	Served as the executive sponsor of Kinship Village, our BRG in support of our Black and African-American community; and
•	Launched Next Gen Agency Insight into the marketplace, expanded social media marketing footprint and expanded audiences on multiple major social media channels.

Bryan J. Salvatore

•	Specialty delivered Pre-Tax Operating Income of $186.0 million and 11.2% growth in net premiums written, each significantly in excess of plan;
•

Continued to embrace Hanover’s L5 leadership attributes promoting collaborative decision-making, talent development and business innovation through cross-functional engagement, mentorship and relationships; and

•	Made significant progress on new product initiatives while expanding technology investments for operational effectiveness.

Dennis F. Kerrigan

•

Developed and led the Company’s approach to ESG factors through the operation and leadership of the organization’s ESG Council, and advised the Board and management with respect to legal, regulatory and corporate governance matters;

•	Effectively managed the Company’s legal and compliance organizations well within internal expense metrics;
•	Enhanced and strengthened the talent, diversity and engagement of the Company’s Office of the General Counsel through strategic hiring, organizational design, and executive leadership;
•	Served as a strategic advisor for Mi Familia, our BRG representing our Hispanic and Latinx community, including the development of mentorship programs for Quinsigamond Community College; and
•	Continued to provide advice and counsel on the Company’s post-Pandemic response and return to the workplace efforts, including legal, regulatory, human resources, litigation and disclosure matters.

The 2022 STIP awards were as follows:

NEO	Award ($)

John C. Roche	1,694,000
Jeffrey M. Farber	776,160
Richard W. Lavey	560,500
Bryan J. Salvatore	544,000
Dennis F. Kerrigan	359,700

III.Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long-term goals, invest in our future and sustained success, and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of the NEO to our long-term performance;
•	the expense attributable to the award;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     39

•	historical compensation; and
•	the projected value of prior grants and existing vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to non-solicitation, non-interference, and confidentiality provisions in our favor.

2022 Long-Term Awards

The 2022 long-term awards for our NEOs were comprised of a combination of (i) performance-based (relative total shareholder return) restricted stock units (“RTSR PBRSUs”); (ii) performance-based (return on equity) restricted stock units (“ROE PBRSUs”); (iii) time-based restricted stock units (“TBRSUs”); and (iv) stock options. Each component represented approximately 25% of the total value of the award based upon its grant date fair value (assuming target performance for the PBRSUs). The mix of awards for our NEOs was intended to provide a balanced portfolio of equity awards and was chosen to tie the realized value of an award to long-term stock appreciation, while encouraging retention and the achievement of absolute or relative performance goals. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the well-being and prosperity of all of our stakeholders.

In 2022, the grant date fair value of the awards for each of our NEOs was increased to recognize the NEO’s performance, increased experience and contributions to the long-term success of the Company, and to reflect competitive pay levels after a review of Comparative Proxy Data and Comparative Market Data.

2022 Long-Term Awards (Number of Shares Underlying Awards)*

NEO	RTSR PBRSUs (target)	ROE PBRSUs (target)	TBRSUs	Stock Options

John C. Roche	6,476	7,097	7,097	34,689
Jeffrey M. Farber	2,699	2,957	2,957	14,454
Richard W. Lavey	1,472	1,613	1,613	7,884
Bryan J. Salvatore	1,309	1,434	1,434	7,008
Dennis F. Kerrigan	900	986	986	4,818

*	Reflects initial issuance of restricted stock units and is not adjusted for subsequent accrual of dividend equivalents under the terms of these awards (see “Dividend Equivalents” below).

Description of RTSR PBRSUs

The RTSR PBRSUs:

•

are earned only to the extent that our three-year (2022-2024) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be earned between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and generally subject to continued employment through the vesting date, the RTSR PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
50.0th %tile	100%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the three-year period, payout is capped at 100% of the target award even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

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RTSR PBRSU Comparison Group

• American Financial Group, Inc.	• Mercury General Corporation
• American International Group Inc.	• Old Republic International Corporation
• Argo Group International Holdings Ltd.	• ProAssurance Corporation
• Axis Capital Holdings Limited	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• The Allstate Corporation
• Donegal Group Inc.	• The Hartford Financial Services Group, Inc.
• Horace Mann Educators Corporation	• The Travelers Companies, Inc.
• James River Group Holdings, Ltd.	• United Fire Group Inc.
• Kemper Corporation	• W.R. Berkley Corporation
• Markel Corporation

We chose the 23 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2021 RTSR PBRSUs, except State Auto Financial Corp. was removed due to its impending acquisition, which closed in March 2022. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, the Comparative Proxy Data Companies were specifically chosen because they are representative of the public companies against which we compete for executive talent.

The C&HCC chose RTSR as the performance metric to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of ROE PBRSUs

The ROE PBRSUs:

•	are earned only to the extent targeted levels of three-year average (2022-2024) Adjusted Operating ROE (described in more detail below) are achieved;
•	may be earned between 0% and 150% of the target award, based upon average Adjusted Operating ROE achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and generally subject to continued employment through the vesting date, the ROE PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of average Adjusted Operating ROE required to achieve various payouts under the program:

Average Adjusted Operating ROE (2022-2024) (%)	Percentage of Target Award Achieved

≥13.0	150%
10.0	100%
6.0	50%
<6.0	0%

In 2022, the C&HCC modified the target performance goal from a 9.5% to 10.5% range to a flat 10%.  This was done in recognition of the Company’s recent years’ double digit ROE performance and to ensure that target funding would be above projected peer company performance levels.

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Adjusted Operating ROE is operating return on average equity (see Appendix A for additional descriptions and reconciliations to GAAP) adjusted to exclude:

•

catastrophe losses (net of reinsurance) in excess of 6.3% of net earned premium; provided, however, during each year of the performance period operating income shall include catastrophe losses (net of reinsurance) of no less than 3.3% of net earned premium (the so-called “cat-collar”).  For 2022, the “cat collar” was modified from a min/max range of 3.0% to 6.0% of net earned premium to a min/max range of 3.3% to 6.3% of net earned premium.  This was in recognition of the trend toward increased frequency and severity of catastrophes nationwide;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years 10 or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

The foregoing adjustments are designed to mitigate the impact (positive or negative) to operating income, net of interest expense and income taxes, (i) related to catastrophe losses significantly in excess of or below planned levels, and (ii) of events and strategic decisions that generally occurred prior to the tenure of our current executive leadership team.

The C&HCC chose the Adjusted Operating ROE metric because it believes it is an appropriate measure for evaluating operating performance within our industry and is consistent with our strategic goals and philosophy. Accordingly, the C&HCC believes the achievement of the Adjusted Operating ROE targets should increase shareholder return.

Description of TBRSUs

The TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, generally subject to the executive remaining employed by the Company through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

Dividend Equivalents

To the extent a cash dividend is paid with respect to our outstanding Common Stock prior to the vesting date for the applicable award, holders of PBRSUs and TBRSUs accrue dividend equivalents in the form of additional PBRSUs or TBRSUs, as applicable. Such additional accrued restricted stock units vest only to the extent the underlying award vests in accordance with its terms.

Description of Stock Options

The exercise price for all stock option awards is the closing price on the NYSE on the date of grant. Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the underlying shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the NEO vests in the award and our share price increases over the period of time measured from the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Retirement Vesting Terms

In 2022, the C&HCC updated the retirement vesting provisions for future equity award grants.  The new provisions provide for full vesting of awards for participants who terminate employment when “retirement-eligible” (generally defined as termination at age 65, or age 60 with five consecutive years of service, after having given six months prior notice of retirement, and after having been employed until at least December 31 of the year of grant).  Previous awards provided for pro-rated vesting under these circumstances.  While the vesting requirement is satisfied upon retirement, payment (or in the case of options, the ability to exercise) is delayed until the pre-established vesting date.  Additionally, with respect to PBRSUs, all awards remain subject to satisfaction of the applicable performance conditions.  Options, to the extent vested, will remain exercisable until the option’s scheduled expiration date.  The changes were made as further incentive for executives nearing retirement to continue to act in the best long-term interests of the Company and its stakeholders and in response to market conditions.

Long-Term Award Pay-Outs in 2022 for Awards Granted in Prior Years

During 2022, RTSR and ROE PBRSUs granted in 2019 (earned at 91.67% and 146.4% of target, respectively, based on the achievement of the applicable three-year (2019-2021) RTSR performance goal at the 46th percentile and the achievement of a three-year (2019-2021) average Adjusted Operating ROE at 12.8%) and the TBRSUs granted in 2019 vested. In addition, one-third of the stock options granted in each of 2020 and 2021, vested, and the final one-third of the stock options granted in 2019 vested.  For additional information regarding vesting of awards in 2022, please see “Option Exercises and Stock Vested in 2022” on page 52.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     42

In the first quarter of 2023, the RTSR and ROE PBRSUs granted in 2020 (earned at 86.96% and 130.0% of target, respectively, based on the achievement of the applicable three-year (2020-2022) RTSR performance goal at the 43rd percentile and the achievement of a three-year (2020-2022) average Adjusted Operating ROE at 12.0%) and the TBRSUs granted in 2020 vested. In addition, one-third of the stock options granted in each of 2021 and 2022, vested, and the final one-third of the stock options granted in 2020 vested.

Other Compensation and Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to employees generally under our 401(k) Plan (see page 53 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2022 plan year, the plan provided eligible employees, including each of our NEOs, a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of Internal Revenue Code limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($305,000 for 2022).

We adopted this plan so that all employees will be entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under the Internal Revenue Code applicable to the 401(k) Plan (subject to the limitations described in the paragraph above), and to be consistent with common market practices. This plan applies equally to all employees who have eligible compensation in excess of federal limits. The plan does not currently provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2023, since such contributions were made with respect to compensation paid in 2022, the Summary Compensation Table (see page 47), and Non-Qualified Retirement Savings Plan Table (see page 53) reflect such 2023 contributions. Such amounts are similarly included with respect to prior years.

Perquisites

The C&HCC reviews, at least annually, the corporate perquisites made available to our NEOs. The C&HCC believes corporate perquisites should represent a relatively small component of an NEO’s total compensation package. In 2022, consistent with prior years, perquisites offered to our NEOs, generally, were comprised of (i) financial planning services, (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations, and (iii) limited reimbursements for spousal travel related solely to agent conferences and Company events where spousal attendance was expected.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Our executives and other Company officers and employees are encouraged to actively participate on boards of directors or in other capacities with local non-profit organizations.

For more information regarding perquisites, please see Note 4 to the Summary Compensation Table beginning on page 47.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

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The C&HCC determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the C&HCC considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination of employment without cause or resignation for good reason) before benefits are payable, and none of our executive officers are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance Arrangements

Each of our executive officers, including our NEOs, is party to a severance arrangement, the material terms and conditions of which are summarized below.

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

The C&HCC elected to provide these benefits after considering competitive trends in severance-related benefits or, in the case of Messrs. Farber and Kerrigan, in connection with recruiting them to join the Company.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination of employment or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 53.

Risk Management and Compensation

The C&HCC endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our Chief Risk Officer and comprised of a cross-section of other officers, conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the C&HCC in conjunction with its review and approval of the compensation programs for the upcoming year, and by the C&HCC’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with our incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our Pre-Tax Operating Income financial plans are based upon a prudent investment strategy;
•

a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods, thus encouraging and rewarding a longer-term view of the Company’s success;

•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the C&HCC (and with respect to the CEO, the CID). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the C&HCC (and with respect to the CEO, the CID), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Annual Report and to the Board of Directors through its regular review of reinsurance programs;

•	we have a policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our executive officers, including our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     44

of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and
•

long-term incentive awards are made exclusively in equity-based grants that, together with robust executive stock ownership guidelines, are intended to focus our NEOs and other senior employees on achieving sustainable financial results that are in the long-term interests of our shareholders.

The report issued by our Chief Risk Officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment is focused on the reasonableness of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the C&HCC determined that our compensation programs and practices for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the C&HCC makes its annual executive compensation decisions. The date of this meeting is usually set well in advance and is not chosen to coincide with the release of material, non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the C&HCC, subject, with respect to the CEO, to approval by the CID. For annual equity awards made to other employees, the C&HCC approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the C&HCC for any executive officer. None of our NEOs received an off-cycle award during 2022.

The C&HCC does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The C&HCC reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such executive officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 5. As of the date of this Proxy Statement, each of our NEOs is in compliance with such guidelines.

Pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are strictly prohibited from entering into any transaction to hedge their economic exposure to ownership of, or interests in, our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives.  Accordingly, we expect that compensation to our NEOs and former NEOs in excess of $1 million will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     45

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2023 Proxy Statement

Based on the review and discussion referred to above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2023 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 9, 2023

Members of the Compensation and Human Capital Committee:

J. Paul Condrin III, Chair

Francisco A. Aristeguieta

Cynthia L. Egan

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     46

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)

John C. Roche	2022	1,083,846	2,970,256	990,010	1,694,000	87,911	6,826,023
President and CEO	2021	1,023,077	2,625,160	875,224	2,163,000	87,207	6,773,668
	2020	1,025,000	2,249,680	750,953	2,100,000	108,780	6,234,413
Jeffrey M. Farber	2022	731,539	1,237,685	412,511	776,160	81,140	3,239,035
EVP and CFO	2021	715,385	1,200,106	400,097	950,400	79,363	3,345,351
	2020	722,885	1,162,171	387,983	1,078,000	76,675	3,427,714
Richard W. Lavey	2022	644,231	675,099	225,006	560,500	69,646	2,174,482
EVP and President, Hanover Agency Markets	2021	607,692	543,985	181,306	675,000	78,608	2,086,591
	2020	564,423	524,917	175,226	693,000	76,213	2,033,779
Bryan J. Salvatore	2022	594,231	600,234	200,006	544,000	60,000	1,998,471
EVP and President, Specialty	2021	566,923	487,578	162,543	621,000	61,877	1,899,921
	2020	555,385	449,802	150,178	680,400	61,663	1,897,428
Dennis F. Kerrigan	2022	540,385	412,706	137,504	359,700	74,908	1,525,203
EVP and General Counsel	2021	521,538	393,829	131,284	472,500	72,679	1,591,830
	2020	510,000	374,796	125,149	535,500	196,635	1,742,080

(1)

The salary figures in this column for 2020 reflect the fact that during 2020 there were 27 rather than 26 separate pay periods. Accordingly, each NEO, with the exception of Mr. Kerrigan who joined the Company in January 2020, received one additional paycheck in 2020.

(2)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2022 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(3)

Amounts in this column consist of the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above) ($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2022	742,639	1,980,153	2,970,299
	2021	656,290	1,750,115	2,625,173
	2020	562,474	1,499,796	2,249,694
Jeffrey M. Farber	2022	309,529	825,154	1,237,877
	2021	300,027	800,072	1,200,108
	2020	290,596	774,782	1,162,173
Richard W. Lavey	2022	168,845	450,069	675,173
	2021	135,996	362,655	543,983
	2020	131,284	349,952	524,928
Bryan J. Salvatore	2022	150,174	400,177	600,342
	2021	121,895	325,050	487,575
	2020	112,564	299,849	449,833
Dennis F. Kerrigan	2022	103,176	275,149	412,723
	2021	98,457	262,561	393,842
	2020	93,726	249,854	374,836

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     47

(4)	For all NEOs, 2022 amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)

John C. Roche	18,300	41,700
Jeffrey M. Farber	18,300	41,700
Richard W. Lavey	18,300	41,700
Bryan J. Salvatore	18,300	41,700
Dennis F. Kerrigan	18,300	37,748

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursements ($)*

John C. Roche	19,315	5,000	3,596†	—
Jeffrey M. Farber	12,500	5,000	3,640	—
Richard W. Lavey	—	5,000	3,346†	1,300
Bryan J. Salvatore	—	—	—	—
Dennis F. Kerrigan	13,860	5,000	—	—

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.
†

Includes spousal travel on an aircraft that the Company leases a fractional interest in from a third party, where the aggregate incremental cost to the Company was zero. Flights were taken in accordance with the Company’s non-commercial aircraft policy.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     48

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2022. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 53).

Grants of Plan-Based Awards in 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	2/28/22 (3)	—	1,925,000	3,753,750
	2/28/22 (4)				1,619	6,476	9,714				990,051
	2/28/22 (5)				3,549	7,097	10,646				990,102
	2/28/22 (6)							7,097			990,102
	2/28/22 (7)								34,689	139.51	990,010
Jeffrey M. Farber	2/28/22 (3)	—	882,000	1,719,900
	2/28/22 (4)				675	2,699	4,049				412,623
	2/28/22 (5)				1,479	2,957	4,436				412,531
	2/28/22 (6)							2,957			412,531
	2/28/22 (7)								14,454	139.51	412,511
Richard W. Lavey	2/28/22 (3)	—	650,000	1,267,500
	2/28/22 (4)				368	1,472	2,208				225,039
	2/28/22 (5)				807	1,613	2,420				225,030
	2/28/22 (6)							1,613			225,030
	2/28/22 (7)								7,884	139.51	225,006
Bryan J. Salvatore	2/28/22 (3)	—	600,000	1,170,000
	2/28/22 (4)				328	1,309	1,964				200,120
	2/28/22 (5)				717	1,434	2,151				200,057
	2/28/22 (6)							1,434			200,057
	2/28/22 (7)								7,008	139.51	200,006
Dennis F. Kerrigan	2/28/22 (3)	—	408,750	797,063
	2/28/22 (4)				225	900	1,350				137,592
	2/28/22 (5)				493	986	1,479				137,557
	2/28/22 (6)							986			137,557
	2/28/22 (7)								4,818	139.51	137,504

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2022 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of our Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

(3)

Represents an award under the 2022 STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 36 for more information). On March 10, 2023, these awards were paid to the NEOs in the following amounts: Mr. Roche, $1,694,000; Mr. Farber, $776,160; Mr. Lavey, $560,500; Mr. Salvatore, $544,000; and Mr. Kerrigan, $359,700.

(4)

Represents a grant of RTSR PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 39 for more information). These RTSR PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2022-2024. The PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon the date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     49

(5)

Represents a grant of ROE PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 39 for more information). These PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified three-year average Adjusted Operating ROE for the years 2022-2024. The ROE PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon the date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(6)

Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 39 for more information). The TBRSUs vest in full on the third anniversary of the date of grant. The TBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional TBRSUs that are subject to the same terms and conditions (including the applicable time-based vesting requirements) as the underlying TBRSU. All figures in the table above reflect the number of TBRSUs issued upon the date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(7)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 39 for more information.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     50

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2022. All awards granted prior to 2015 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan, and all other awards were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 53).

Outstanding Equity Awards at Fiscal Year-End 2022

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

John C. Roche	2/26/13	6,336	—	40.01	2/26/23	2/28/20	6,786 (4)	916,992
	2/19/14	22,305	—	54.61	2/19/24	2/28/20	8,822 (5)	1,192,117
	2/27/15	22,943	—	66.14	2/27/25	2/28/20	6,469 (6)	874,156
	2/23/16	21,413	—	77.91	2/23/26	2/26/21	7,921 (4)	1,070,365	7,921 (7)	1,070,365
	2/24/17	27,292	—	85.87	2/24/27	2/26/21			8,456 (8)	1,142,659
	2/27/18	72,078	—	104.11	2/27/28	2/28/22	7,254 (4)	980,233	7,254 (9)	980,233
	3/05/19	36,539	—	117.22	3/05/29	2/28/22			6,620 (10)	894,561
	2/28/20	34,622	17,312	118.54	2/28/30
	2/26/21	13,915	27,832	115.35	2/26/31
	2/28/22	—	34,689	139.51	2/28/32
Jeffrey M. Farber	3/05/19	20,379	—	117.22	3/05/29	2/28/20	3,506 (4)	473,766
	2/28/20	17,888	8,944	118.54	2/28/30	2/28/20	4,558 (5)	615,923
	2/26/21	6,361	12,723	115.35	2/26/31	2/28/20	3,342 (6)	451,604
	2/28/22	—	14,454	139.51	2/28/32	2/26/21	3,621 (4)	489,306	3,621 (7)	489,306
						2/26/21			3,866 (8)	522,413
						2/28/22	3,023 (4)	408,498	3,023 (9)	408,498
						2/28/22			2,759 (10)	372,824
Richard W. Lavey	2/27/15	11,826	—	66.14	2/27/25	2/28/20	1,584 (4)	214,046
	2/23/16	17,420	—	77.91	2/23/26	2/28/20	2,059 (5)	278,233
	2/24/17	21,222	—	85.87	2/24/27	2/28/20	1,510 (6)	204,046
	2/27/18	20,489	—	104.11	2/27/28	2/26/21	1,642 (4)	221,883	1,642 (7)	221,883
	3/05/19	9,137	—	117.22	3/05/29	2/26/21			1,753 (8)	236,883
	2/28/20	8,078	4,040	118.54	2/28/30	2/28/22	1,649 (4)	222,829	1,649 (9)	222,829
	2/26/21	2,882	5,766	115.35	2/26/31	2/28/22			1,505 (10)	203,371
	2/28/22	—	7,884	139.51	2/28/32
Bryan J. Salvatore	6/12/17	21,052	—	82.39	6/12/27	2/28/20	1,357 (4)	183,371
	2/27/18	16,394	—	104.11	2/27/28	2/28/20	1,765 (5)	238,504
	3/05/19	7,732	—	117.22	3/05/29	2/28/20	1,293 (6)	174,723
	2/28/20	6,924	3,462	118.54	2/28/30	2/26/21	1,472 (4)	198,911	1,472 (7)	198,911
	2/26/21	2,584	5,169	115.35	2/26/31	2/26/21			1,571 (8)	212,289
	2/28/22	—	7,008	139.51	2/28/32	2/28/22	1,466 (4)	198,101	1,466 (9)	198,101
						2/28/22			1,338 (10)	180,804
Dennis F. Kerrigan	2/28/20	5,770	2,885	118.54	2/28/30	2/28/20	1,131 (4)	152,832
	2/26/21	2,087	4,175	115.35	2/26/31	2/28/20	1,470 (5)	198,641
	2/28/22	—	4,818	139.51	2/28/32	2/28/20	1,078 (6)	145,670
						2/26/21	1,189 (4)	160,670	1,189 (7)	160,670
						2/26/21			1,269 (8)	171,480
						2/28/22	1,008 (4)	136,211	1,008 (9)	136,211
						2/28/22			920 (10)	124,320

(1)

Except as noted below, options vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. With respect to Mr. Salvatore’s 2017 options, these options vested in full on the second anniversary of the grant date.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     51

(2)

The TBRSU and PBRSU awards include accrued dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include TBRSUs and PBRSUs accrued as a result of this dividend equivalent right.

(3)	Based on a value of $135.13 per share, which was the closing price per share of our Common Stock on the NYSE on December 30, 2022.
(4)	TBRSUs that vest in full on the third anniversary of the grant date.
(5)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2020-2022, which was 12.0%, resulting in a payout of 130.0% of target. Accordingly, the award shown in the table reflects 130.0% of the target award value.

(6)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2020-2022, which was at the 43rd percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 86.96% of the target award value.

(7)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2021-2023. Performance of these awards as of December 31, 2022 would have resulted in a payout at 108.0% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of average Adjusted Operating ROE achieved during the performance period.

(8)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2021-2023. Performance of these awards as of December 31, 2022 would have resulted in a payout at 86.96% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period.

(9)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of average Adjusted Operating ROE for the years 2022-2024. Performance of these awards as of December 31, 2022 would have resulted in a payout at 93.7% of target number of shares shown in the table. The actual award that is delivered may be as low 0% and as high as 150% of the target award shown in the table above based upon the actual level of average Adjusted Operating ROE achieved during the performance period.

(10)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of RTSR for the years 2022-2024. Performance of these awards as of December 31, 2022 would have resulted in a payout at 95.65% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period.

Option Exercises and Stock Vested in 2022

The following table sets forth information for our NEOs regarding the value realized during 2022 pursuant to: (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	15,438	1,673,585	19,483	2,718,268
Jeffrey M. Farber	152,532 (2)	9,132,486 (2)	10,869	1,516,443
Richard W. Lavey	9,253	731,873	4,873	679,881
Bryan J. Salvatore	—	—	4,123	575,241
Dennis F. Kerrigan	—	—	—	—

(1)

For stock options, represents the difference between the fair market value of a share of our Common Stock at exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

(2)

Mr. Farber “net exercised” each of the 152,532 options listed above and therefore received no cash in the transactions. As a result, a total of 117,736 shares were withheld by the Company to satisfy the exercise price and taxes associated with the exercises, resulting in a net issuance of 34,796 shares to, and still held by, Mr. Farber.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     52

Retirement Benefits

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2022, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the Internal Revenue Code limits for qualified 401(k) plans, which was $305,000 for 2022.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of Internal Revenue Code limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are generally payable upon the earlier to occur of death or six months following termination of employment with the Company.

Non-Qualified Deferred Compensation in 2022

The following table sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan for 2022:

Name	Executive Contributions in 2022 ($) (1)	Company Contributions in 2022 ($) (2)	Aggregate Earnings in 2022 ($) (3)	Aggregate Withdrawals/ Distributions in 2022 ($)	Aggregate Balance at December 31, 2022 ($) (4)

John C. Roche	—	41,700	8,366	—	483,943
Jeffrey M. Farber	—	41,700	3,835	—	247,963
Richard W. Lavey	—	41,700	8,422	—	486,862
Bryan J. Salvatore	—	41,700	3,021	—	205,557
Dennis F. Kerrigan	—	37,748	879	—	89,154

(1)	The plan does not currently allow for executive contributions.
(2)

Represents contributions made by the Company in 2023 with respect to eligible 2022 compensation. Such contributions are included in the “All Other Compensation” column of the Summary Compensation Table. In February 2022, contributions with respect to eligible 2021 compensation were made to the following NEOs in the following amounts: $42,600 for Mr. Roche; $42,600 for Mr. Farber; $42,600 for Mr. Lavey; $42,600 for Mr. Salvatore; and $36,842 for Mr. Kerrigan.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(4)

Includes Company contributions made in 2023 as if such contributions were made on December 31, 2022. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a termination of the NEO’s employment, including in connection with a change in control of the Company. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2022, and we used the closing price per share on the NYSE of our Common Stock on December 30, 2022 ($135.13). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2022;
•

the Company’s RTSR and Adjusted Operating ROE over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     53

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event occurring on December 31, 2022.

Termination Other Than in Connection with a Change in Control

NEO Severance Arrangements

The material terms and conditions of the severance arrangements with each of our NEOs are summarized below:

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with the executive’s death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate the executive’s principal place of business), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and/or certain stock award agreements evidencing awards issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated or full acceleration of vesting of their awards in the event the holder dies, is disabled or terminates employment upon reaching “retirement eligibility” prior to the vesting date. In general, for these purposes, disability is as defined in the Company’s long-term disability plan and “retirement eligibility” means age 65, or age 60 with five consecutive years of service. On December 31, 2022, and as of the date of this Proxy Statement, none of our NEOs satisfied the requirements of “retirement eligibility,” although Mr. Roche may age into “retirement eligibility” with respect to his 2021 and 2022 awards, and each of Messrs. Farber, Kerrigan and Salvatore may age into “retirement eligibility” with respect to their 2022 awards.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives, including each of our NEOs, could receive in connection with a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or a constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Messrs. Roche and Farber, and 1.5x for Messrs. Lavey, Salvatore and Kerrigan) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. The NEOs are not entitled to a gross-up payment if their change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Pursuant to the 2014 Plan and the various agreements evidencing awards issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. To comply with Section 409A of the Internal Revenue Code, certain TBRSUs issued to individuals who meet the requirements of “retirement eligibility” (or will meet the requirements of “retirement eligibility” prior to the TBRSU’s scheduled vesting date) will immediately vest and become payable upon the occurrence of a Change in Control. Mr. Roche’s 2021 and 2022 TBRSU awards and Messrs. Farber, Kerrigan and Salvatore’s 2022 TBRSU awards contain such a provision because they can age into “retirement eligibility” before the vesting date of these awards. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     54

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2022, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2023.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$3,025,000	$3,025,000	$6,050,000
Cash Incentives (3)	—	—	—	—	—	1,925,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	6,879,198	8,324,008	—	—	—	9,178,300
Unexercisable Stock Options (5)	837,723	837,723	—	—	—	837,723
Other Benefits
Health & Welfare (6)	—	—	—	—	—	25,070
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$7,716,921	$9,161,731	$—	$3,025,000	$3,025,000	$18,106,093

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,470,000	$1,470,000	$3,234,000
Cash Incentives (3)	—	—	—	—	—	882,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	3,259,471	3,898,501	—	1,541,293	1,541,293	4,264,027
Unexercisable Stock Options (5)	400,042	400,042	—	274,202	274,202	400,042
Other Benefits
Health & Welfare (6)	—	—	—	—	—	19,614
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$3,659,513	$4,298,543	$—	$3,285,495	$3,285,495	$8,889,683

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,300,000	$1,300,000	$1,950,000
Cash Incentives (3)	—	—	—	—	—	650,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,532,915	1,845,200	—	—	—	2,038,706
Unexercisable Stock Options (5)	181,075	181,075	—	—	—	181,075
Other Benefits
Health & Welfare (6)	—	—	—	—	—	1,762
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$1,713,990	$2,026,275	$—	$1,300,000	$1,300,000	$4,911,543

See pages 56-58 for footnotes

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     55

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,200,000	$1,200,000	$1,800,000
Cash Incentives (3)	—	—	—	—	—	600,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,344,273	1,623,046	—	—	—	1,794,526
Unexercisable Stock Options (5)	159,677	159,677	—	—	—	159,677
Other Benefits
Health & Welfare (6)	—	—	—	—	—	26,839
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$1,503,950	$1,782,723	$—	$1,200,000	$1,200,000	$4,471,042

	Dennis F. Kerrigan
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$953,750	$953,750	$1,430,625
Cash Incentives (3)	—	—	—	—	—	408,750
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,064,824	1,275,492	—	—	—	1,396,974
Unexercisable Stock Options (5)	130,444	130,444	—	—	—	130,444
Other Benefits
Health & Welfare (6)	—	—	—	—	—	24,623
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	56,048
TOTAL	$1,195,268	$1,405,936	$—	$953,750	$953,750	$3,477,464

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Under the CIC Plan Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all, or substantially all, of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     56

The definition of a “change in control” under the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his Multiplier and the sum of his applicable annual base salary plus target short-term incentive compensation award opportunity.

(2)

As discussed above, the Company entered into severance arrangements with each of its executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity), or in the case of Mr. Farber, two times his current base salary, in each case in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan), or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2022 STIP award earned in 2022, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2022 STIP, but payment is at the discretion of the C&HCC. Each NEO’s actual 2022 STIP award was earned and paid during the first quarter of 2023. See the Summary Compensation Table on page 47 for more information.

(4)	Represents the value of unvested PBRSUs and TBRSUs granted in 2020, 2021 and 2022 (see “Outstanding Equity Awards at Fiscal Year-End 2022” table on page 51 for more information).

PBRSUs

Death. In the event of an NEO’s death, a pro-rated portion of the PBRSUs vests and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For the 2020, 2021 and 2022 RTSR PBRSUs, the values are presented at 86.96%, 86.96% and 95.65% of target, respectively. For the 2020, 2021 and 2022 ROE PBRSUs, the values are presented at 138.0%, 116.0% and 100.0% of target, respectively.

Disability. In the event of an NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. The values presented for the 2020 RTSR PBRSUs and 2020 ROE PBRSUs are based on the actual payout of 86.96% and 130.0% of target, respectively. The values for the 2021 and 2022 RTSR PBRSUs are presented at target.  The values for the 2021 and 2022 ROE PBRSUs are presented 108.0% and 93.7% of target, respectively.

Without Cause / For Good Reason. The terms of Mr. Farber’s PBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit. As a result, Mr. Farber’s 2020 PBRSU awards would have been deemed to be vested as of December 31, 2022. The value presented for the 2020 RTSR PBRSUs and 2020 ROE PBRSUs are based on the payout calculated as of December 31, 2022 of 86.96% and 130.0% of target, respectively.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement as of the change in control. If awards are assumed, the assumed award will be a time-based RSU with respect to the number of units that would be earned under the original PBRSU award based on the level of achievement as of the change in control, and the assumed award will fully accelerate and vest if an NEO’s employment is involuntarily or constructively terminated following the change in control. The values for the 2020, 2021 and 2022 RTSR PBRSUs are presented at 86.96%, 86.96% and 95.65% of target, respectively. The values for the 2020, 2021 and 2022 ROE PBRSUs are presented at 138.0%, 116.0% and 100.0% of target, respectively.

TBRSUs

Death and Disability. In the event of an NEO’s death or disability, the award vests in full.

Without Cause / For Good Reason. The terms of Mr. Farber’s TBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit for purposes of this award. As a result, in the event of Mr. Farber’s termination of employment without cause or for good reason on December 31, 2022, his 2020 TBRSU awards would have vested in full.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control. To comply with Section 409A of the Internal Revenue Code, certain TBRSUs issued to individuals who meet the requirements of “retirement eligibility” (or will meet the requirements of “retirement eligibility” prior to the TBRSU’s scheduled vesting date) will immediately vest and become payable upon the

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     57

occurrence of a change in control. Mr. Roche’s 2021 and 2022 TBRSU awards and Messrs. Farber, Salvatore, and Kerrigan’s 2022 TBRSU awards contain such a provision because they can age into “retirement eligibility” before the vesting date of these awards.

(5)

Non-Qualified Stock Options Represents the intrinsic value (difference between fair market value of a share of our Common Stock and the exercise price of the options multiplied by the number of accelerated options).

Death and Disability. In the event of an NEO’s death or disability, any unvested options immediately vest and become exercisable in full.

Without Cause / For Good Reason. The terms of Mr. Farber’s option awards provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit.

Change in Control. Unless such awards are assumed by the successor entity, upon a change in control unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless their employment is involuntarily or constructively terminated following the change in control.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount that would be credited for 2022 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2021 or annualized 2022 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median compensated employee and the annual total compensation of John C. Roche, our Chief Executive Officer. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2022 fiscal year:

•

The base salary of the median compensated employee of our Company (other than our CEO) was $78,846, and when short-term incentive compensation, 401(k) match and the cost of medical and health benefits is included, the annual total compensation of the median compensated employee (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 47) was $113,268;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 47 (and then adding the cost of certain medical and health benefits, as described below), was $6,844,124; and

•	Based on the foregoing, for 2022 the ratio of the total compensation of Mr. Roche to the annual total compensation of our median compensated employee was approximately 60 to 1.

To calculate our CEO pay ratio as described above, we used the following methodology and assumptions:

Median Employee

•

For our 2022 ratio, we evaluated our workforce as of December 31, 2022 and determined that neither the changes to the median compensated employee’s compensation nor the changes to our employee population and compensation structure as a whole have significantly impacted our pay ratio disclosure from last year. Therefore, we have used the same median compensated employee identified pursuant to our 2021 identification process; and

•

We calculated the actual annual total compensation paid to the median compensated employee using the same methodology we used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 47 (including bonus amounts totaling $10,711 and the Company’s contribution to the 401(k) plan on behalf of the median compensated employee of $5,610) and added the $18,101 cost of medical and health benefits attributed to the median compensated employee through Company-sponsored benefit plans.

CEO

•

Mr. Roche’s total compensation was calculated by using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 47 and by adding the $18,101 cost of medical and health benefits that the Company attributed to Mr. Roche in 2022 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median compensated employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     58

Relationship Between Pay and Performance

As required by Item 402(v) of Regulation S-K, we are presenting information that describes the relationship between compensation actually paid to our NEOs, as computed in accordance with the rules prescribed by Item 402(v), and certain measures of financial performance of the Company.  While the information provided below may be useful to understanding the relationship between the compensation actually paid to our NEOs and our financial performance, we believe that this disclosure should be read in the context of the more complete and comprehensive discussion of our executive compensation program set forth in the CD&A beginning on page 30, and in the CD&A sections of our Proxy Statements for prior periods presented in the table below.

Pay Versus Performance

					Value of Initial Fixed $100
					Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)(3)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(4)(5)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(2)(6)	Total Shareholder Return ($)(7)	Peer Group Total Shareholder Return ($)(8)	Net Income ($ in millions)(9)	Ex-Cat Operating Income ($ in millions)(10)

2022	6,826,023	7,254,520	2,234,298	2,351,602	147.74	181.93	116.0	687.7
2021	6,773,668	8,437,307	2,230,923	2,666,961	140.17	153.05	418.7	834.9
2020	6,234,413	6,069,766	2,275,250	2,196,681	122.41	128.31	358.7	771.4
2019	4,979,777	6,461,988	2,068,491	2,802,346	139.60	119.97	425.1	622.9
2018	4,168,271	4,598,972	2,478,989	2,492,999	110.15	95.31	391.0	625.7

(1)	The amounts in this column reflect the amounts reported in the “Total” column of the Summary Compensation Table for Mr. Roche, our Chief Executive Officer, for each of the periods presented.
(2)

“Compensation actually paid” as set forth in this column is calculated in accordance with rules prescribed under Item 402(v) and does not reflect the actual amounts earned or that may be earned by the applicable NEO.  The amounts set forth may be more or less than the value actually realized by an NEO based upon, among other things, the value of our Common Stock at the time of vesting of stock awards or exercise of options held by the NEO, whether the Company achieves certain performance goals in respect of such awards and/or whether such equity awards actually vest.

(3)

The amounts deducted or added in calculating the equity award adjustments required under Item 402(v) are as set forth in the following table.  For the periods covered, no individual awards were granted and vested in the same year and no dividends or other earnings were paid on outstanding and unvested awards. Each of Mr. Roche’s outstanding RSUs accrue dividend equivalents in the form of additional RSUs that are not paid unless and until the underlying award vests and becomes payable.  The value of dividend equivalents is reflected in the values set forth below.  Moreover, while certain PBRSUs that vested during the applicable year may have vested at levels below or above target, no awards were forfeited in their entirety due to a failure to meet threshold payout levels. The valuation assumptions used to calculate the fair values of PBRSUs reflect the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the C&HCC as of the applicable vesting date). The valuation assumptions used to calculate fair values attributable to TBRSUs, PBRSUs and Options, as applicable, did not materially differ from those used in our disclosures of fair value as of the grant date.

Year	Deductions from Summary Compensation Table ($)	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted During Year ($)(a)	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)(b)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year Measured From Prior Year-End to Vesting Date ($)(c)	Total Equity Award Adjustments ($)

2022	(3,960,266)	3,815,952	346,063	226,748	428,497
2021	(3,500,384)	4,218,774	861,727	83,522	1,663,639
2020	(3,000,633)	3,487,342	(478,737)	(172,619)	(164,647)
2019	(2,600,213)	3,048,503	994,349	39,572	1,482,211
2018	(2,200,402)	2,385,875	215,877	29,351	430,701

(a)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to Mr. Roche during the year indicated.
(b)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to Mr. Roche during the two years preceding the year indicated.
(c)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to Mr. Roche during the third year prior to the year indicated.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     59

Mr. Roche does not participate in our frozen defined benefit plan.  Accordingly, no adjustments have been included for changes in the actuarial present value of defined benefit pension plans.
(4)

The amounts in this column reflect the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Company’s NEOs as a group (excluding the CEO) for each period presented.  The NEOs included for purposes of computing the amounts in this column include Messrs. Farber, Lavey and Salvatore for 2018-2022; Mr. Kerrigan for 2020-2022; J. Kendall Huber (former EVP and General Counsel) for 2018-2019; and John Fowle (former President and CEO of our Chaucer business unit sold in 2018) for 2018.

(5)	Amounts in 2018 reflect a one-time payment of $2,215,941 to Mr. Fowle under a Retention Agreement entered into in connection with the sale of our Chaucer business unit.
(6)

The amounts deducted or added in calculating the equity award adjustments required under Item 402(v) are as set forth in the following table.  Each of the numbers is expressed as an average for all NEOs, other than the CEO, for the periods presented.  For the periods covered, no dividends or other earnings were paid on outstanding and unvested awards.  Outstanding RSUs accrue dividend equivalents in the form of additional RSUs that are not paid unless and until the underlying award vests and becomes payable.  The value of dividend equivalents is reflected in the values set forth below.  Moreover, while certain PBRSUs that vested during the applicable year may have vested at levels below or above target, except as indicated below, no awards were forfeited in their entirety due to a failure to meet threshold payout levels. The valuation assumptions used to calculate the fair values of PBRSUs reflect the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the C&HCC as of the applicable vesting date). The valuation assumptions used to calculate fair values attributable to TBRSUs, PBRSUs and Options, as applicable, did not materially differ from those used in our disclosures of fair value as of the grant date.

Year	Deductions from Summary Compensation Table ($)	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year ($)(a)	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)(b)	Fair Value as of Vesting Date of Equity Awards that Vested During the Same Year Granted ($)(c)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year Measured From Prior Year-End to Vesting Date ($)(d)	Awards Granted in Prior Years that Failed to Meet Applicable Vesting Conditions During the Covered Fiscal Year ($)(e)	Total Equity Award Adjustments ($)

2022	(975,188)	939,752	93,755	—	58,985	—	117,304
2021	(875,182)	1,054,927	232,428	—	23,865	—	436,038
2020	(837,555)	973,516	(134,247)	—	(80,283)	—	(78,569)
2019	(863,862)	995,040	527,925	16,537	58,215	—	733,855
2018	(789,221)	732,300	191,363	—	21,215	(141,647)	14,010

(a)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to the NEO during the year indicated.
(b)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to the NEO during the two years preceding the year indicated.
(c)

Amounts deemed vested upon satisfaction of “retirement eligibility” under certain TBRSU awards.  While deemed vested under the applicable disclosure rules, such amounts are not paid until the executive actually retires after having given not less than six months prior notice of retirement (which notice can be waived by the Company).

(d)	Includes values attributable to TBRSUs, PBRSUs and Options, as applicable, granted to the NEO during the third year prior to the year indicated.
(e)	Represents equity awards forfeited by John Fowle upon the closing of the sale of our Chaucer business unit.

Effective December 31, 2004, benefits under our defined benefit plan were frozen.  Accordingly, no adjustments have been included for changes in the actuarial present value of the defined benefit pension plans.

(7)

Assumes $100 invested in THG common stock on December 31, 2017, the last trading day before the start of 2018, through the last trading day for the applicable year in the table, including reinvestment of dividends.

(8)

Assumes $100 invested in the S&P 500 Property & Casualty Insurance Index, the index used for purposes of Item 201(e) of Regulation S-K and the peer group chosen for purposes of the TSR calculation under SEC rules, on December 31, 2017, the last trading day before the start of 2018, through the last trading day for the applicable year in the table, including reinvestment of dividends.  Peer group TSR is weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.

(9)	Net income as reported for each year in the Company’s Form 10-K.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     60

(10)

This financial measure is a non-GAAP financial measure.  Reconciliation to the most directly comparable GAAP measure, income from continuing operations, and/or explanations of how we calculate this measure is contained in Appendix A to this Proxy Statement, which is incorporated herein by reference.

Relationship Between Compensation Actually Paid to Metrics Identified in the Pay Versus Performance Table

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     61

Principal Financial Metrics We Use to Link Compensation Actually Paid to Company Performance for 2022

The principal financial metrics that we use to link compensation actually paid to our performance for 2022, as further described in the CD&A beginning on page 30, are as follows:

Financial Performance Measures

Ex-CAT Operating Income (1)(2)
Pre-Tax Operating Income (2)
Relative Total Shareholder Return (3)
Adjusted Operating ROE (2)(4)

(1)	Company selected measure as noted in the above Pay Versus Performance Table.
(2)

Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix A to this Proxy Statement, which is incorporated herein by reference.

(3)

For purposes of our executive compensation programs we measure Relative Total Shareholder Return over a three-year period.  Please see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 30 for more information.  For the three-year performance period ending in 2022, we measured our total shareholder return against the following 25 peer companies.  We chose these companies because we believed at the beginning of the performance period that they were most representative of the companies against which we compete for business.

• American Financial Group, Inc. • American International Group Inc. • Argo Group International Holdings Ltd.	• Mercury Group Corporation • Old Republic International Corporation • ProAssurance Corporation
• Axis Capital Holdings Limited • Chubb Limited	• Prosight Global, Inc. • RLI Corp
• Cincinnati Financial Corporation	• Safety Insurance Group, Inc.
• CNA Financial Corporation • Donegal Group Inc. • Horace Mann Educators Corporation • James River Group Holdings, Ltd.	• Selective Insurance Group, Inc. • State Auto Financial Corporation • The Allstate Corporation • The Hartford Financial Services Group, Inc.
• Kemper Corporation	• The Travelers Companies, Inc.
• Markel Corporation	• United Fire Group, Inc. • W.R. Berkley Corporation
(4)

For purposes of our executive compensation programs we measure the average Adjusted Operating ROE over a three-year period. Please see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 39 more information.

The information provided under Relationship Between Pay and Performance shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     62

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-508-855-1000 (and ask the operator for Investor Relations) or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2022, by calling 1-508-855-1000 (and asking the operator for Investor Relations) or by writing to THG at our principal executive offices, 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by email to the Company’s Corporate Secretary, corpsecy@hanover.com, by 5:00 p.m. Eastern time on November 25, 2023, and must otherwise comply with SEC rules in order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2024 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2024 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted by email to the Company’s Corporate Secretary, corpsecy@hanover.com, by 5:00 p.m. Eastern time on February 8, 2024, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 8, 2024, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

To comply with the universal proxy rules, shareholders who intend to solicit proxies for the Company’s 2024 Annual Meeting of Shareholders in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary at our principal executive offices, 440 Lincoln Street, Worcester, Massachusetts 01653 that sets forth the information required by Rule 14a-19 under the Exchange Act by 5:00 p.m. Eastern Time on March 11, 2024 (the first business day following March 10, 2024).

DATED at Worcester, Massachusetts this 24th day of March 2023.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     63

ANNEX I

THE HANOVER INSURANCE GROUP

2023 EMPLOYEE STOCK PURCHASE PLAN

Section 1.	Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

Section 2.	Purpose of Plan

The Plan is intended to enable Eligible Employees of the Company and its Designated Subsidiaries to use payroll deductions to purchase shares of Stock, and thereby acquire an interest in the future of the Company.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

Section 3.	Options to Purchase Stock

Subject to adjustment pursuant to Section 17 of this Plan, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan to Eligible Employees will be 1,250,000 shares.  The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction, all as the Board may determine.  If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase pursuant to the exercise of Options under the Plan.  If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for Option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Administrator shall give written notice to each Participant of such reduction of the number of Options affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

Section 4.	Eligibility

Subject to Section 14, and any exceptions and limitations set forth in Section 6 or as permitted under Section 423, or as may be provided elsewhere in the Plan, each Employee who (a) customarily works twenty (20) hours or more per week and for more than five (5) months per calendar year, (b) is employed by the Company or a Designated Subsidiary, and (c) satisfies the requirements set forth in the Plan will be an “Eligible Employee”.  Notwithstanding the above, an Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or resident alien in the United States) shall not be an Eligible Employee with respect to the Plan if the grant of an Option to such Employee is prohibited under the laws of the Employee’s foreign jurisdiction or compliance with the laws of the foreign jurisdiction would cause the Plan or an Option to violate the requirements of Section 423.  In no event, however, may an Employee be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.  The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423.

Section 5.	Option Periods

The Plan will generally be implemented by a series of “Option Periods,” which may be sequential and/or overlapping.  Unless otherwise determined by the Administrator, the Option Periods will be the six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year (each, a “Six-Month Option Period”).  If the first day of a Six-Month Option Period is a non-business day such period shall commence on the next following business day and if the last day of a Six-Month Option Period is a non-business day, it shall end on the immediately preceding business day.  The Administrator may also designate other Option Periods.  The last day of an Option Period designated by the Administrator will be an “Exercise Date”.  The Administrator may change the Exercise Date and the commencement date, ending date and duration of the Option Periods to the extent permitted by Section 423.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-1

Section 6.	Option Grant

Subject to the limitations set forth in Section 4, Section 8 and Section 10 and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

Section 7.	Method of Participation

To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a participation election form in accordance with the procedures prescribed by and in a form acceptable to the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period.  With respect to Six-Month Option Periods, such Eligible Employee will remain a Participant with respect to subsequent Six-Month Option Periods until his or her participation in the Plan is terminated as provided herein.  Such participation election must be delivered no later than 10 business days prior to the first day of an Option Period, or by such other time as specified by the Administrator.

A Participant’s election, with respect to a Six-Month Option Period, will remain in effect for subsequent Six-Month Option Periods unless the Participant files a new election not less than 10 business days prior to the first day of a subsequent Six-Month Option Period (or by such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 14 or Section 15.  During an Option Period, elections and rates of contribution to the Plan may not be increased or decreased, except that a Participant may terminate his or her election by canceling his or her Option in accordance with Section 14.

Section 8.	Method of Payment

The Administrator will prescribe the method or methods of payment available for a Participant to pay for shares of Stock purchased upon the exercise of an Option, including by cash, check or with accumulated payroll deductions credited to the Participant’s Account.  To use payroll deductions, if permitted, a Participant must execute and deliver to the Administrator a payroll deduction authorization form in accordance with the procedures prescribed by and in a form acceptable to the Administrator subject to complying with any minimum and maximum amounts that may be deducted per pay period in accordance with the terms of the Plan.  With respect to Six-Month Option Periods, a Participant’s payroll deduction authorization, if any, will remain in effect for subsequent Six-Month Option Periods unless the Participant files a new payroll deduction authorization not less than 10 business days prior to the first day of a subsequent Six-Month Option Period (or by such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 14 or Section 15.  During an Option Period, payroll deductions may not be increased or decreased, except that a Participant may terminate his or her payroll deduction by canceling his or her Option in accordance with Section 14.

Each payroll deduction authorization will request payroll deductions in an amount equal to a percentage (expressed as a whole percentage) of the Participant’s total base compensation per payroll period, including base pay or base salary, overtime and shift differentials, or a fixed dollar amount, as determined by the Administrator.  If the Administrator determines that another limit shall be imposed hereunder or that compensation for purposes of the Plan shall be defined in a different manner, determinations shall be made in a manner that satisfies the requirements of Treasury Regulation Section 1.423-2(f)(2).

All payroll deductions made pursuant to this Section 8 will be credited to the Participant’s Account.  Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section 9.	Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of one of the following, as selected by the Administrator prior to the commencement of the relevant Option Period:

(a)	the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 (i.e., the first day of the Option Period);
(b)	the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 (i.e., the Exercise Date); or
(c)	the lesser of (a) and (b).

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-2

Section 10.	Exercise of Options

Subject to the limitations set forth in Section 6, Section 8 and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and (a) if the Participant has an Account, the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of whole shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price or (b) if the Purchase Price is paid by check or other means acceptable to the Administrator, the amount remitted by the Participant will be applied to purchase the greatest number of whole shares of Stock (rounded down to the nearest whole share) that can be purchased with such amount at the applicable Purchase Price; provided, however, in either case that no more than 750 shares of Stock may be purchased by a Participant on any Exercise Date, or such other number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”).  As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant.  No fractional shares will be purchased.  Prior to the commencement of an Option Period, the Administrator shall determine whether any payroll deductions accumulated in a Participant’s Account or amounts paid by check or otherwise that are not sufficient to purchase a full share will be retained or deposited, as applicable, in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 14 hereof, or returned to the Participant or his or her legal representative, as applicable, without interest, as soon as administratively practicable after the Exercise Date or earlier withdrawal, as applicable.

Except as provided above with respect to fractional shares, any amount of payroll deductions in a Participant’s Account or amounts paid by check or otherwise that are not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant or his or her legal representative, as applicable, without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.

If the Participant’s accumulated payroll deductions or amounts paid by check or otherwise on the Exercise Date would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit, the excess of such amount over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

Notwithstanding any provision of the Plan to the contrary, no Option may be exercised after 27 months from its grant date.

Section 11.	Restrictions on Transfer; Plan Accounts; Disqualifying Dispositions

By electing to participate in the Plan, each Participant agrees to be subject to the restrictions and covenants set forth in this Section 11.

Shares of Stock purchased under the Plan will be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution or in connection with a Covered Transaction, for a period of six (6) months (or such other period as may be determined by the Administrator) from the date on which such shares of Stock are purchased by the Participant hereunder.

In addition, and without limiting the foregoing, for such period determined by the Administrator, all shares of Stock purchased under the Plan by a Participant will be subject to a restriction prohibiting the transfer of such shares of Stock by the Participant from the account where such shares of Stock are initially held until such shares are sold through the Plan’s custodian and record keeper.

By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the acquisition of such Stock as may be requested by the Company or any Designated Subsidiary in order to assist such entity in complying with applicable tax laws.

Section 12.	Interest

No interest will be payable on any amount held in the Account of any Participant.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-3

Section 13.	Taxes

Payroll deductions will be made on an after-tax basis.  The Administrator will have the right, as a condition to a Participant’s exercise of an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan.  In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld.

Section 14.	Cancellation and Withdrawal

A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her participation and/or payroll deduction authorization by revoking such authorization by written notice delivered to the Administrator, which, to be effective with respect to an upcoming Exercise Date, must be delivered not later than 10 business days prior to such Exercise Date (or by such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account or any amounts paid by other means will be returned to the Participant, without interest, as soon as administratively practicable thereafter. If a Participant cancels or otherwise terminates an Option, in order to participate in future Option Periods, the Participant must affirmatively execute and deliver a new election to participate in accordance with Section 7.

Section 15.	Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company (or a Designated Subsidiary, as applicable) for any reason or the death of a Participant during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account or amounts paid by other means will be returned to the Participant (or his or her estate in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

Section 16.	Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options under the Plan will have the same rights and privileges consistent with the requirements set forth in Section 423. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner.  In the event any Participant violates or attempts to violate the terms of this Section 16, as determined by the Administrator in its sole discretion, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account or any amounts paid by other means, without interest, all of the Participant’s rights under the Plan will terminate.

Section 17.	Change in Capitalization; Merger

In the event of any change in the outstanding Stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the Maximum Share Limit, the number and type of shares of Stock granted under any outstanding Options, the maximum number and type of shares of Stock purchasable under any outstanding Option, and the purchase price per share of Stock under any outstanding Option will be appropriately adjusted; provided, that no such adjustment will be made unless the Administrator is satisfied that it will not constitute a modification of the rights granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person (any such transaction, a “Covered Transaction”), the Administrator may, in its discretion, (a) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (b) cancel each outstanding Option and return the balances in Participants’ Accounts or any amounts paid by other means to the Participants, and/or (c) pursuant to Section 19, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-4

Section 18.	Administration of Plan

The Plan will be administered by the Administrator, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable.  All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all Participants.

The Administrator may specify the manner in which Employees are to provide notices and payroll deduction authorizations and to make other payments permitted by the Plan.  Notwithstanding any requirement of “written notice” herein, the Administrator may permit Employees to provide notices and payroll deduction authorizations electronically.

Section 19.	Amendment and Termination of Plan

The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by action of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.

The Plan may be suspended or terminated at any time by the Company, by action of the Board.  In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account or any amounts paid by other means will be returned to the Participant, without interest.

Section 20.	Approvals

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section 21.	Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

Section 22.	Governing Law

Subject to overriding federal law, the Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

Section 23.	Effective Date and Term

The Company’s shareholders approved the Plan at the Company’s 2023 annual meeting on May 9, 2023 (the “Effective Date”) and no rights will be granted hereunder after the earliest to occur of (a) the Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) the day before the 10-year anniversary of the date the Company’s shareholders approve the Plan.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-5

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Account”:  A payroll deduction account maintained in the Participant’s name on the books of the Company or a Designated Subsidiary.

“Administrator”:  The Compensation and Human Capital Committee of the Board and its delegates, except that the Compensation and Human Capital Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law.  In each case references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”:  The Board of Directors of the Company.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  The Hanover Insurance Group, Inc.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation and Human Capital Committee of the Board from time to time as eligible to participate in the Plan.  Exhibit B sets forth the Designated Subsidiaries as of the Effective Date.

“Effective Date”:  The date set forth in Section 23 of the Plan.

“Eligible Employee”:  Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”:  Any person who is employed by the Company or a Designated Subsidiary.  For the avoidance of doubt, independent consultants and independent contractors are not “Employees.”

“Exercise Date”:  The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”:

(a)

If the Stock is readily traded on an established national exchange or trading system (including the New York Stock Exchange), the closing price of the Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of the Stock for the immediately preceding day that is a trading day.

(b)	If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for such Stock where the bid and ask prices are quoted.
(c)	If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Maximum Share Limit”:  The meaning set forth in Section 10 of the Plan.

“Option”:  An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Option Period”:  An offering period established in accordance with Section 5 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”:  An Eligible Employee who elects to enroll in the Plan.

“Plan”:  The Hanover Insurance Group 2023 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”:  The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.

“Section 423”:  Section 423 of the Code and the regulations thereunder.

“Stock”:  Common stock of the Company, par value $0.01 per share.

“Subsidiary”:  A “subsidiary corporation” as defined in Section 424(f) of the Code.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-6

EXHIBIT B

Designated Subsidiaries

The Hanover Insurance Company

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AN-7

Appendix A

Non-GAAP Financial Measures

The discussion of our results in the CD&A beginning on page 30 and the section entitled “Relationship Between Pay and Performance” beginning on page 59 include a discussion of the following non-GAAP financial measures: (i) our operating income before interest expense and income taxes (“Pre-Tax Operating Income”); (ii) Pre-Tax Operating Income excluding catastrophes (“Ex-Cat Operating Income”); (iii) adjusted operating return on average equity (“Adjusted Operating ROE”), and (iv) combined ratio, excluding catastrophes (“Ex-CAT Combined Ratio”).

Pre-Tax Operating Income

Pre-Tax Operating Income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized and unrealized investment gains and losses, losses on the repayment of debt, discontinued operations, interest expense on debt, and income taxes. A reconciliation of Pre-Tax Operating Income to income from continuing operations is presented below and on page 38 of our Annual Report on Form 10-K filed with the SEC on February 23, 2023.

Ex-Cat Operating Income

Ex-Cat Operating Income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that catastrophes are not predictable as to the timing or the amount that will affect our operations.

A reconciliation for the years ended December 31, 2022, 2021, 2020, 2019 and 2018 of Pre-Tax Operating Income and Ex-Cat Operating Income to Income from continuing operations, net of tax, the most directly comparable GAAP financial measure, is set forth below.

	Years Ended December 31
(in millions)	2022	2021	2020	2019	2018

Net income	$116.0	$418.7	$358.7	$425.1	$391.0
Discontinued operations	0.8	1.3	3.3	3.9	(152.0)*
Income from continuing operations, net of tax	116.8	420.0	362.0	429.0	239.0
Adjustment for non-operating items	83.1	(101.7)	(7.0)	(97.4)	53.1
Operating income, net of interest expense and income taxes	199.9	318.3	355.0	331.6	292.1
Income tax expense on operating income	51.1	80.0	92.6	84.5	69.3
Interest expense on debt	34.1	34.0	37.1	37.5	45.1
Pre-tax operating income	285.1	432.3	484.7	453.6	406.5
Pre-tax catastrophe losses	402.6	402.6	286.7	169.3	219.2
Ex-cat operating income	$687.7	$834.9	$771.4	$622.9	$625.7

*Consists primarily of the net gain from the sale of our Chaucer business unit in 2018.

Adjusted Operating ROE

Operating return on average equity (“Operating ROE”) is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including certain of those items noted above under “Pre-Tax Operating Income.” Operating ROE is calculated by dividing operating income after taxes and interest expense on debt for the applicable period by average shareholders’ equity, excluding accumulated other comprehensive income (loss). Additionally, total shareholders’ equity, excluding accumulated other comprehensive income (loss), is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure to shareholders’ equity, excluding accumulated other comprehensive income (loss).  Average shareholders’ equity in each of the annual periods of 2022, 2021 and 2020 is calculated using balances at the end of each quarter in such years, and the beginning balances at December 31, 2021, December 31, 2020 and December 31, 2019, respectively.

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AP-1

Adjusted Operating ROE, also a non-GAAP financial measure, is calculated by adjusting Operating ROE for each respective annual period to exclude the following:

•

catastrophe losses (net of reinsurance) in excess of 6.0% of net earned premium; provided, however, operating income shall include catastrophe losses (net of reinsurance) of no less than 3.0% of net earned premium;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years 10 or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. Operating ROE and the related shareholders’ equity balances used in the calculations for 2022, 2021 and 2020 are reconciled in the tables below.

	Period Ended
(in millions)	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022

Total shareholders’ equity (GAAP)	$3,144.9	$2,832.8	$2,571.8	$2,295.9	$2,325.6
Less: accumulated other comprehensive income (loss)	122.2	(256.6)	(519.9)	(766.1)	(705.5)
Total shareholders’ equity, excluding accumulated other comprehensive income (loss)	3,022.7	3,089.4	3,091.7	3,062.0	3,031.1
Year ended December 31, 2022
Average shareholders' equity (GAAP)					$2,634.2
Average shareholders' equity, excluding accumulated other comprehensive income (loss)					$3,059.4

($ in millions)	Year ended December 31, 2022

Net income ROE
Net income (GAAP)	$116.0
Average shareholders’ equity (GAAP)	$2,634.2
GAAP return on equity	4.4%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$199.9
Average shareholders' equity, excluding accumulated other comprehensive income (loss)	$3,059.4
Operating return on equity	6.5%

	Period Ended
(in millions)	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021

Total shareholders’ equity (GAAP)	$3,202.2	$3,046.8	$3,154.0	$3,102.3	$3,144.9
Less: accumulated other comprehensive income	372.5	187.7	250.5	203.2	122.2
Total shareholders’ equity, excluding accumulated other comprehensive income	2,829.7	2,859.1	2,903.5	2,899.1	3,022.7
Year ended December 31, 2021
Average shareholders' equity (GAAP)					$3,130.0
Average shareholders' equity, excluding accumulated other comprehensive income					$2,902.8

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AP-2

($ in millions)	Year ended December 31, 2021

Net income ROE
Net income (GAAP)	$418.7
Average shareholders’ equity (GAAP)	$3,130.0
GAAP return on equity	13.4%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$318.3
Average shareholders' equity, excluding accumulated other comprehensive income	$2,902.8
Operating return on equity	11.0%

	Period Ended
(in millions)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

Total shareholders’ equity (GAAP)	$2,916.2	$2,736.6	$3,071.7	$3,155.0	$3,202.2
Less: accumulated other comprehensive income	152.6	70.6	323.5	352.4	372.5
Total shareholders’ equity, excluding accumulated other comprehensive income	2,763.6	2,666.0	2,748.2	2,802.6	2,829.7
Year ended December 31, 2020
Average shareholders' equity (GAAP)					$3,016.3
Average shareholders' equity, excluding accumulated other comprehensive income					$2,762.0

($ in millions)	Year ended December 31, 2020

Net income ROE
Net income (GAAP)	$358.7
Average shareholders’ equity (GAAP)	$3,016.3
GAAP return on equity	11.9%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$355.0
Average shareholders' equity, excluding accumulated other comprehensive income	$2,762.0
Operating return on equity	12.9%

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AP-3

A reconciliation of three-year average GAAP return on equity to three-year average Adjusted Operating ROE (non-GAAP) is presented below:

GAAP return on equity
(see calculation of each year's GAAP ROE above)
2022	4.4%
2021	13.4%
2020	11.9%
Three-year average ROE	9.9%

Operating return on equity (non-GAAP)
(see calculation of each year's Operating ROE above)
2022	6.5%
2021	11.0%
2020	12.9%
Three-year average Operating ROE (non-GAAP)	10.1%

Adjustments for compensation plan provisions
(see description of adjustments to Operating ROE discussed above)	1.9%
Three-year average Adjusted Operating ROE (non-GAAP)	12.0%

Ex-CAT Combined Ratio

Combined ratio, excluding catastrophes, is also a non-GAAP measure. The combined ratio (which includes catastrophe losses) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes is shown below.

Year ended December 31, 2022

Total combined ratio (GAAP)	99.8%
Less: catastrophe ratio	7.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	92.1%

THE HANOVER INSURANCE GROUP   2023 PROXY STATEMENT     AP-4

The Hanover Insurance Group® The Hanover Insurance Company 440 Lincoln Street, Worcester, MA 01653 Hanover.com 07148PR (3/22) @2022 The Hanover Insurance Group, Inc.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/THG • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-895-6920 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided The Hanover Insurance Group, Inc. Annual Meeting of Shareholders For Shareholders of record as of March 17, 2023 TIME: Tuesday, May 9, 2023, 9:00 AM, Eastern Time PLACE: Annual Meeting to be held at The Hanover Insurance Group Headquarters located at 440 Lincoln Street, Worcester, MA 01653 Proxy for Annual Meeting of Shareholders to be held on May 9, 2023 This proxy is being solicited on behalf of the Board of Directors The Shareholder signing on the reverse side (the "undersigned"), having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and Dennis F. Kerrigan, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the "Company") to be held on May 9, 2023, and all adjournments thereof (the "Meeting"), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the approval of The Hanover Insurance Group 2023 Employee Stock Purchase Plan, FOR the advisory vote on executive compensation, FOR the holding of an advisory vote on executive compensation every ONE year and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. All votes must be received by 11:59 p.m. Eastern time, on May 8, 2023 to ensure inclusion in the meeting. PLEASE BE SURE TO VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED

The Hanover Insurance Group, Inc. 2023 Annual Meeting of Shareholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR each of the director nominees listed in proposal 1, FOR proposals 2, 3 and 5 and FOR an advisory vote on executive compensation every ONE year. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of three Directors, each for a three-year term 1.01 Francisco A. Aristeguieta FOR AGAINST ABSTAIN FOR 1.02 Jane D. Carlin FOR 1.03 Elizabeth A. Ward FOR FOR AGAINST ABSTAIN 2. Approval of The Hanover Insurance Group 2023 Employee Stock Purchase Plan FOR 3. Advisory approval of the company's executive compensation FOR 1YR 2YR 3YR ABSTAIN 4. Advisory vote on the frequency of holding an advisory vote on executive compensation 1 YEAR FOR AGAINST ABSTAIN 5. Ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm FOR Authorized Signatures - This section must be completed for your instructions to be executed in accordance with the terms of your Proxy as set forth under the heading “Proxy for Annual Meeting of Shareholders to be held on May 9, 2023” on the reverse side hereof. Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date